Exhibit 10.26

Dated                                                                          2014

(1)      POOLIA UK LIMITED

(2)      STAFFING 360 SOLUTIONS (UK) LIMITED

(3)      POOLIA AB

AGREEMENT TO BUY THE business and CERTAIN assets of POOLIA UK LIMITED

Mishcon de Reya

Summit House

12 Red Lion Square

London WC1R 4QD

Tel: 020 7440 7000

Fax: 020 7404 5982

Ref: NMD/LC/32548.9

E-mail: nick.davis@mishcon.com

THIS AGREEMENT is dated                                                                               2014

PARTIES

(1)	POOLIA UK LIMITED a company registered in England and Wales under number 02442269 whose registered office is at Providian House, 16-18 Monument Street, London, EC3R 8AJ (the Seller).

(2)	STAFFING 360 SOLUTIONS (UK) LIMITED a company registered in England and Wales under number 06745176 whose registered office is at Suite 002, 1-9 Hardwicks Square, Hardwicks Way, Wandsworth, London, SW18 4AW (the Buyer).

(3)	POOLIA AB a company registered in Sweden under number 5564479912 whose registered office is at Kungsgatan 57A, Box 207, SE101, 24 Stockholm, Sweden (AB).

BACKGROUND

(A)	The Seller carries on the Business (as defined below).

(B)	The Seller has agreed to sell to the Buyer on the terms and conditions of this agreement the Business and the Assets (each as defined below) as a going concern.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following definitions apply:

Accounts means the audited financial statements of the Seller as at and to the Accounts Date, comprising the individual accounts of the Seller, including the balance sheet, profit and loss account, the notes, the cash flow statement and the auditor's and directors' reports;

Accounts Date means 31 December 2012;

Agreed Form, in relation to any document, means in the form agreed by the parties to this agreement and signed for the purpose of identification by or on behalf of the parties;

Assets means the property, assets and rights of the Business to be purchased by the Buyer described in Schedule 1;

Associate means, in relation to any person, a person who is connected with that person determined in accordance with section 1122 of the Tax Act;

Assumed Liabilities the obligations of the Seller at the Completion Date in relation to the Creditors of the Business;

Bank means National Westminster Bank plc, Bloomsbury Parr's Branch, 214 High Holborn, London WC1V 7BF (being the Buyer's Solicitors' bank);

Book Debts means the trade and other debts and amounts owing to the Seller or any other member of the Seller's group at the Completion Date in respect of goods or services supplied by the Seller or any other member of the Seller's group in the course of carrying on the Business (whether or not invoiced) (being those debts and amounts set out in the schedule of book debts as at the Effective Time which is included in the Disclosure Bundle and as shall be updated by the Seller in a further schedule of book debts as at the Completion Date which shall be given to the Buyer by the Seller on Completion);

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Business means the business of the provision and recruitment of finance and accounting professionals to the commercial, public and financial services sectors on both a temporary and permanent basis carried on by the Seller at the Completion Date in the United Kingdom;

Business Day means any day on which clearing banks generally are open for business in the City of London excluding Saturdays or Sundays;

Business Information means all know-how, trade secrets, techniques, information, expertise or proprietary knowledge used by the Seller or any other member of the Seller's group at the Completion Date in the course of, or in relation to, the Business;

Business Intellectual Property Rights means the Intellectual Property Rights owned by the Seller or owned by any other member of the Seller's group and used in, or in connection with, the Business (including the Domain Names);

Buyer's Bank Account means Lloyds Bank plc, sort code: 30-95-74 and account number: 00145815;

Buyer's Solicitors means Mishcon de Reya, Summit House, 12 Red Lion Square, London WC1R 4QD or their successors in business or any other firm of solicitors appointed by the Buyer for the purposes of this agreement;

Client Database means the database owned or used by the Seller or any other member of the Seller's group for the purpose of providing services to clients and/or customers of the Business;

Companies Act means the Companies Act 2006;

Completion means completion of the sale and purchase of the Business and the Assets in accordance with the terms of this agreement;

Completion Accounts means the accounts prepared in accordance with clause 13 and Schedule 8;

Completion Amount means the aggregate of the amounts to be paid by the Buyer to the Seller pursuant to clauses 4.2.1 and 4.2.2;

Completion Date means 11.59pm on 28 February 2014;

Contracts means the Customer Contracts and Supply Contracts entered into on or before, and which remain to be performed in whole or in part at, the Completion Date, which have been entered into in the ordinary course of the Business by or for the benefit of the Seller (or the benefit of which is held on trust for, or has been assigned or subcontracted to, the Seller), but excluding (for the avoidance of doubt) any employment contracts of any employees or officers, any agreements relating to the Property and any contracts which the Seller or any other member of the Seller's group has entered into with a bank or other third party in respect of overdraft, debt factoring, invoice discounting or other borrowings. References in this agreement to rights or obligations under or in connection with the Contracts exclude the Book Debts and Creditors respectively;

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Creditors means the amounts owed by the Seller in connection with the ordinary course of the Business to or in respect of trade creditors and other business related creditors of a trading nature and accrued charges at the Completion Date, being as at the Effective Time those (and only those ) which are set out in Schedule 7 and as shall be updated by the further schedule of Creditors as the Completion Date which shall be agreed by the Buyer and the Seller on Completion;

Customer Contracts means all contracts, agreements, orders, engagements and arrangements (written or oral) entered into on or before the Completion Date by or on behalf of the Seller with customers of the Business for the provision or supply of services by the Seller in connection with, and in the ordinary course of, the Business which, at the Completion Date, remain to be performed in whole or in part by the Seller or any other member of the Seller's group (including those set out in Schedule 5);

Customer Database means the database owned or used by the Seller or any other member of the Seller's group for the purpose of providing goods, products and/or services to customers of the Business;

Disclosure Letter means the letter dated today in the Agreed Form from the Seller to the Buyer and which is delivered to the Buyer's Solicitors immediately before the execution of this agreement (and which includes the Disclosure Bundle);

Disclosure Bundle means the bundle of documents annexed to, or forming the bundle of documents referred to in, the Disclosure Letter;

Domain Names means poolia.co.uk;

DPA means the Data Protection Act 1998;

Effective Time means the close of business on the date of this agreement;

Employee Database means the database owned or used by the Seller or any other member of the Seller's group in connection with the Employees;

Employees means the persons employed by the Seller for the purposes of or in connection with the Business at the Completion Date (being those persons named in the list of employees as at the Effective Time included in the Disclosure Bundle at document number 7.13 and as shall be updated by the Seller in a further schedule of persons employed by the Seller as at the Completion Date which shall be given to the Buyer by the Seller on Completion);

Encumbrance means and includes any right, claim, interest or equity of any person (including any right to acquire, option, right of pre-emption or right of conversion) or any mortgage, charge (whether fixed or floating), pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement over or in the relevant property;

Equal Pay Legislation means the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Equality Act 2010, the Equal Pay Directive, the Equal Treatment Directive, Article 141 of the Treaty of Rome and Article 157 of the Treaty on the Functioning of the European Union;

Expert has the meaning given in clause 14;

Fixed Consideration has the meaning ascribed to such expression in clause 4.1;

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GAAP means all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board of the United Kingdom;

Goodwill means the goodwill of the Seller in relation to the Business, together with the exclusive right for the Buyer and its successors and assigns to carry on the Business under all trade names used by or associated with the Business and respectively to represent themselves as carrying on the Business in succession to the Seller;

group in relation to an undertaking, means that undertaking, any subsidiary undertaking or parent undertaking of that undertaking and any subsidiary undertaking of any parent undertaking of that undertaking and member of the group includes any undertaking in the group;

HMRC means HM Revenue & Customs

Insolvency Proceedings means any formal insolvency proceedings whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership (including administrative receivership, LPA receivership, the appointment of a receiver/manager and/or the appointment of a Court appointed receiver), arrangement (including a company voluntary arrangement or an individual voluntary arrangement) or scheme with creditors, moratorium, stay or limitation of creditors' rights, interim or provisional supervision by a court or court appointee, winding up or striking off, dissolution or any distress, execution;

Intellectual Property Rights means patents, rights to inventions, copyright and related rights, trade marks and service marks, trade names and domain names, , rights to goodwill or to sue for passing off or unfair competition, , rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, those rights and the goodwill attaching to any of them and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world, other than the Parker Bridge name and brand;

Key Employees means the following individuals: Tim Hedger, Jonas Von Euler-Chelpin, Aaron Bowes, Margot Kynoch and Christina Roche;

Liabilities mean all indebtedness, obligations and liabilities of the Business or relating to the Assets outstanding at, or arising before, the Completion Date and whether accrued or contingent, known or unknown and includes (without limitation) any failure to perform any obligations falling due on or before the Completion Date under or in relation to any of the Contracts (apart from the Assumed Liabilities and any obligations and liabilities which are expressly assumed by the Buyer under this agreement);

Losses means in relation to any matter all direct losses whatsoever including without limitation the amount of all claims and costs and expenses (including those of professional advisers) reasonably incurred in defending or bringing any claim, action, proceeding or any other legal recourse, awards, expenses, damages, fines, penalties, liabilities;

Material Contracts means those Customers Contracts listed in Schedule 5;

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Net Asset Value or NAV means the amount, by which the aggregate amount of the current assets of the Seller exceeds the aggregate amount of the liabilities of the Seller each as shown in the Completion Accounts but, for the avoidance of doubt, no account shall be taken in calculating the net asset value of any intra-group debt owed by the Seller to any member of the Seller's group as a liability of the Seller;

NAV Consideration has the meaning ascribed to such expression in clause 4.1;

Purchase Price has the meaning ascribed to such expression in clause 4.1;

Prescribed Rate means the base rate of National Westminster Bank plc from time to time plus three per cent;

Property means property licensed by the Seller at 16-18 Monument Street, London EC3R 8AJ;

Records means all the records, books of account and documents of the Seller or any other member of the Seller's group relating to the Business, Assets and Employees however stored and whether or not in electronic form including the Customer Database and the Employee Database, but excluding the Tax Records;

Seller's Solicitors means HowardkennedyFsi LLP of 179 Great Portland Street, London W1W 5LS, or their successors in business or any other firm of solicitors appointed by the Seller for the purposes of this agreement;

Seller's Solicitors' Bank Account means Barclays Bank plc, sort code: 20-00-00 and account number: 73003663;

Supply Contracts means all written contracts, agreements, orders, engagements and arrangements (including, without limitation, all leases and contracts between the Seller and any supplier relating to any Intellectual Property Rights) entered into on or before the Completion Date by or on behalf of the Seller with suppliers of the Business for the supply of services to the Seller in connection with, and in the ordinary course of, the Business which, at the Completion Date, remain to be performed in whole or in part (including those set out in Schedule 6);

Taxation or Tax means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities whether past, present or future and whether primary or secondary and wherever chargeable and whether of the United Kingdom or any other jurisdiction, including liability under the Pay As You Earn system, corporation tax, value added tax, repayment or claw-back of recovered value added tax input tax, inheritance tax, national insurance contributions, stamp duty, stamp duty reserve tax, stamp duty land tax, customs and other import and export duties and business rates and local authority rates; and any penalty, fine, surcharge, interest, charges or costs relating to any of the above;

Tax Act means the Corporation Tax Act 2010;

Tax Authority means, in the United Kingdom, HM Revenue & Customs, the Assets Recovery Agency, any officer or inspector of any of them, in and outside the United Kingdom, any federal, governmental, regulatory or statutory body and any local, district or municipal authority competent to impose and/or collect and/or administer any Tax;

Tax Records means all records of the Seller in respect of its Tax affairs so far as they relate to the Business or the Assets, including the VAT Records;

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Tax Warranty means any warranty set out in paragraph 22 of Schedule 2;

Transitional Services Agreement means the agreement between the Buyer and the Seller and other members of the Seller's group relating to the provision of certain services between the parties and a licence to be granted by the Seller to the Buyer pursuant to which the Buyer licences the use of the trademark "Poolia" and any the Business Intellectual Property to the Buyer and the Domain Name;

TULRCA means the Trade Union and Labour Relations (Consolidation) Act 1992;

TUPE Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

undertaking, subsidiary undertaking and parent undertaking have the meanings set out in sections 1161 and 1162 of the Companies Act;

VAT means value added tax as provided for by VATA and legislation amending and/or supplementing it;

VAT Records means such records of the Seller as the Seller or, if the Seller is registered for VAT as part of a group, such records of the representative member of that group registration as that representative member, is required by law to preserve and/or make available to the Buyer, or if the Buyer is registered for VAT as part of a group, the representative member of that group registration, in accordance with section 49 of the VATA;

VATA means the Value Added Tax Act 1994;

Warranties means the warranties contained or referred to in clause 5.1 and Schedule 2; and

Websites means the websites used for the purposes of or in connection with the Business and which can be accessed on the internet at, by means of or via the Domain Names.

1.2	References in this agreement to statutory provisions are references to those provisions as amended, extended, consolidated or re-enacted from time to time and include the corresponding provisions of any earlier legislation and any orders, regulations, instruments or other subordinate legislation made under the statute concerned except to the extent that any amendment enacted after the date of this agreement would increase or extend the liability of any party.

1.3	General words are not to be given a restrictive meaning because they are preceded or followed by words indicating a particular class of acts, matters or things.

1.4	Unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender and words importing persons include bodies corporate and unincorporate; and (in each case) vice versa.

1.5	References to clauses, Schedules and other provisions are references to clauses and other provisions of and Schedules to this agreement. The Schedules are part of this agreement as if set out in the main body of it.

1.6	The headings are for ease of reference only and do not affect the interpretation of this agreement.

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1.7	References to this agreement or any other document are, where the context admits, references to this agreement or that other document as varied, supplemented, novated and/or replaced in any manner from time to time.

1.8	References to any English legal or accounting term for any action, remedy, method of judicial proceeding, legal or accounting document, legal or accounting status, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept practice or principle or thing in respect of any jurisdiction other than England are deemed to include what most approximates in that jurisdiction to the English legal or accounting term concerned.

1.9	References to time are to London time.

2.	SALE AND PURCHASE

2.1	On and subject to the terms and conditions of this agreement, the Seller will sell and the Buyer will buy the Business as a going concern and the legal and beneficial interest in the Assets with effect from the Completion Date.

2.2	The Seller covenants that:

2.2.1	it has full power and authority and the right to sell and transfer the legal and beneficial interest in the Assets subject to and on the terms of this agreement; and

2.2.2	on Completion, the Assets will be free from any Encumbrance (whether or not known about by the Seller or the Buyer); and

2.2.3	the Seller will execute at its own cost and expense any documents that the Buyer may consider necessary to vest any of the Assets in the Buyer or as otherwise may be necessary to give full effect to this agreement. If any of the Assets are owned, held or used by another member of the Seller's group at the Completion Date, the Seller will procure that the relevant member of the Seller's group will, as the case may be, sell or transfer those Assets to the Buyer in order to give effect to clause 2.1 and 2.2.

2.3	The Buyer need not complete the purchase of the Business and any of the Assets unless the purchase of the Business and all the Assets is completed simultaneously, but completion of the purchase of some of the Assets will not affect the Buyer's rights to the others.

2.4	The Assets will be at the risk of the Buyer from the Completion Date.

3.	excluded assets, liabilities and creditors

3.1	Nothing in this agreement will transfer to the Buyer any interest in assets of the Company other than the Assets.

3.2	The Seller will remain responsible for and will promptly discharge the Liabilities. Nothing in this agreement will make the Buyer liable in respect of or pass to the Buyer any Liabilities. The Seller will perform any obligation falling due for performance, or which should have been performed, before the Completion Date.

3.3	The Buyer will with effect from the Completion Date, assume responsibility for the payment and performance of the Assumed Liabilities. The Buyer will use all reasonable endeavours to procure the cancellation of those securities or guarantees given in respect of the Assumed Liabilities by a member of the Seller Group which have been expressly specified in the Disclosure Letter:

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3.4	Nothing in this agreement shall pass to the Buyer, or shall be construed as acceptance by the Buyer of, any liability, debt or other obligation of the Seller (whether accrued, absolute, contingent, known or unknown) for anything done or omitted to be done before Completion in the course of or in connection with the Business or the Assets (save to the extent that any such liability is included in the Assumed Liabilities) and the Seller shall perform any obligation falling due for performance or which should have been performed before Completion, including the Liabilities other than the Assumed Liabilities.

3.5	Notwithstanding the provisions of clause 3.2, if any of the Liabilities have not been discharged by their due date, the Seller agrees that the Buyer may, with the Seller's prior written consent (such consent not to be unreasonably withheld or delayed), discharge any or all of those Liabilities which have not been discharged. If it does so, the Buyer may, set off the amount discharged from any amount payable by the Buyer to the Seller under this agreement. The Buyer will notify the Seller of the identity and amount of the Liability discharged and of the amount, if any, remaining after set off. The Seller will as soon as possible and by no later than the date falling 3 Business Days after the date on which that notice is given, pay to the Buyer the amount discharged or that remaining amount, as the case may be.

3.6	The Buyer will be under no obligation to the Seller to investigate the claims of any of the Liabilities and the Buyer will be under no liability to the Seller by reason of having paid any Liabilities under clause 3.5 or by reason of having paid certain of the Liabilities and not others.

4.	Purchase price

4.1	The purchase price for the Business and the Assets will be the sum of £500,000 (the Fixed Consideration) plus an amount equal to the Net Asset Value at the Completion Date, (the NAV Consideration) (together the Purchase Price).

4.2	The Purchase Price will be paid or satisfied as follows:

4.2.1	the Fixed Consideration shall be paid by the Buyer to the Seller on Completion in accordance with clause 7.4;

4.2.2	£250,000 of the NAV Consideration shall be paid by the Buyer to the Seller on Completion in accordance with clause 7.4; and

4.2.3	the balance (if any) of the NAV Consideration (being an amount equal to the Net Asset Value minus the sum of £250,000 of the NAV Consideration already paid pursuant to clause 4.2.2), shall be paid by the Buyer to the Seller within five Business Days after the date on which the Net Asset Value becomes final and binding in accordance with clause 13.

5.	WARRANTIES

5.1	The Seller warrants to the Buyer as set out in Schedule 2.

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5.2	Any Warranty or any statement or disclosure made or referred to in the Disclosure Letter or any reply to the property or other due diligence enquiries raised by the Buyer's Solicitors which is qualified by the expression to the best of the knowledge, information and belief of the Seller or so far as the Seller is aware, or any similar expression, is deemed to be given to the best of the knowledge, information and belief of the Seller after the Seller has made due and careful enquiries of Tim Hedger and Jonas von Euler-Chelpin.

5.3	The Warranties are given subject only to the matters disclosed in the Disclosure Letter. For these purposes disclosed means fairly disclosed in the Disclosure Letter in a manner and with sufficient detail to enable the Buyer to identify the nature and scope of the matter disclosed. Disclose, disclosure or any similar expression will be interpreted accordingly.

5.4	Except as disclosed in compliance with clause 5.3 and except as set out in clause 5.5:

5.4.1	no Warranty will be deemed in any way to be modified, qualified or discharged because of any investigation or inquiry made or to be made by or on behalf of the Buyer; and

5.4.2	no fact, matter, event or circumstance of which the Buyer has knowledge will prejudice any claim which the Buyer may bring or reduce any amount recoverable by the Buyer under the Warranties.

5.5	The Buyer may not bring a claim for breach of the Warranties if and to the extent that the Buyer is, at the date of this agreement, actually aware of any fact, matter, event or circumstance as a result of which it is, at the date of this agreement, reasonably apparent to the Buyer that the Buyer would be entitled to bring that claim after Completion. For the purposes of this clause, the knowledge of the Buyer will be deemed to be the actual knowledge of Brendan Flood.

5.6	Completion will not in any way constitute a waiver of any of the Buyer's rights in respect of the Warranties.

5.7	The Seller warrants to the Buyer that no warranty or undertaking has been made to it in connection with the Warranties or the Disclosure Letter in respect of which any of the Employees might be liable and the Seller irrevocably and unconditionally waives any rights they may have against (and undertake not to claim against or pursue any action to join as a third party or seek contribution or indemnity from) any of the Employees.

5.8	Any payment made in accordance with the provisions of this clause will include the amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

5.9	Each Warranty is separate and, unless specifically otherwise provided, is not limited or affected by any other Warranty.

5.10	The provisions of Schedule 3 will limit the liability of the Seller as provided in that Schedule.

6.	CONDUCT BEFORE COMPLETION

6.1	From the date of this agreement to Completion (or this agreement ceasing to have effect) the Seller will:

6.1.1	comply with Schedule 9; and

6.1.2	not do anything (or omit to do anything) which would constitute a breach of any Warranty if that Warranty were to be repeated at any time before Completion.

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6.2	The Seller or AB will promptly disclose to the Buyer in writing any matter or thing which may arise or become known to the Seller or AB after the date of this agreement and before Completion which:

6.2.1	is or may be a breach or contravention of or non-compliance or inconsistency with any provision of this agreement including any of the Warranties (as given at the date of this agreement and/or immediately before Completion) and the provisions of clause 6;

6.2.2	would be a breach of the Warranties if they were repeated at any time before Completion;

6.2.3	has had, or may have, any material adverse effect on the financial position of the Business or which might reasonably be expected to affect the willingness of a buyer of the Business and the Assets on the terms of this agreement to complete that purchase;

6.2.4	relates to, or may give rise to, the commencement of any Insolvency Proceedings in relation to the Seller or the assets of the Seller; or

6.2.5	relates to, or may give rise to, the commencement or threat of any litigation against or relating to the Business and/or any of the Assets or against the Seller (including in relation to its carrying on of the Business and/or its ownership or use of any of the Assets).

Any disclosure under this clause must be in a manner and must contain sufficient detail to enable the Buyer to identify the nature and scope of the matter disclosed and to make an informed and accurate assessment of any losses, damages, claims, liabilities (including contingent liabilities) or consequences arising from it now or in the future. The Seller will (at its own cost) make any investigation concerning the matter disclosed which the Buyer reasonably requests.

6.3	The Buyer may at any time before Completion, by written notice to the Seller, rescind this agreement if:

6.3.1	any of the Key Employees or any more than four Employees (excluding the Key Employees and those Employees employed in a support or administrative capacity) serve notice on the Seller to terminate their employment, terminate their employment and/or object to the transfer of their employment to the Buyer, save where the Buyer has (directly or indirectly) solicited, endeavoured to entice away from the Seller and/or offered to employ or engage any such Employee or has otherwise encouraged or induced such Employee to give notice, terminate their employment with the Seller and/or object to the transfer, in each case outside of the TUPE consultation process; or

6.3.2	any Insolvency Proceedings are commenced in relation to the Seller or the assets of the Seller.

If the Buyer does not rescind this agreement under this clause 6.3 and Completion occurs, the Buyer will retain any rights it has under this agreement to claim for breach of the Warranties or claim for breach of or contravention of or non-compliance with any obligations of the Seller under this agreement.

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6.4	If this agreement is rescinded no party will have any claim against any other in respect of it except for any existing breach and except that this clause 6.4 and clauses 1, 16 and 22 to 34 inclusive will continue to have effect.

7.	COMPLETION

7.1	Completion will take place at the offices of the Buyer's Solicitors on the Completion Date.

7.2	On Completion, the Seller will comply with its obligations set out in Part A of Schedule 4 and deliver to the Buyer's Solicitors any other documents required to be delivered by it or any other member of the Seller's group under this agreement.

7.3	To the extent that any Goodwill is not assigned under any document delivered to the Buyer under Part A of Schedule 4, all the Seller's rights, title and interest in and to that Goodwill will be transferred to the Buyer with effect from the Completion Date by virtue of this clause 7.3 without further formality. Without limiting clause 209, the Seller will enter into a confirmatory assignment in respect of the Goodwill if required to do so by the Buyer.

7.4	Against compliance with clause 7.2, on Completion the Buyer will pay the Completion Amount to the Seller by way of remittance of that amount by telegraphic transfer to the Seller's Solicitors' Bank Account.

7.5	Against compliance with clause 7.2, on Completion the Buyer will deliver to the Seller's Solicitors the documents and evidence listed in Part B of Schedule 4 and any other documents required to be delivered by it under this agreement.

7.6	If all the events referred to in clause 7.2 relating to Completion do not take place within 24 hours after the Completion Date, then this agreement will be of no effect and no party will have any claim against or liability to any other under this agreement except for breach of its obligations under that clause 7.2 and except that this clause 7.6 and clauses 1, 16 and 22 to 34 inclusive will continue to have effect.

8.	book debts

8.1	The Book Debts will be assigned to the Buyer at Completion by an assignment in the Agreed Form. Nevertheless, if the Seller receives any money after Completion in respect of any Book Debts, the Seller will immediately account to the Buyer for that money and in the meantime that money will be held on trust for the Buyer.

8.2	At the request of the Buyer, the Seller will sign and deliver to the Buyer any letter from it in the Agreed Form to each of the persons from whom the Book Debts are owed instructing them to pay their respective part of the Book Debts to the Buyer or as it may direct and the Seller irrevocably appoints the Buyer and any director of the Buyer after Completion to act as its attorney in the execution of any of those letters, that power of attorney being by way of security to secure to the Buyer the performance of the Seller's obligations under this agreement in connection with the Book Debts.

8.3	The Seller will:

8.3.1	not settle, compromise or release any of the Book Debts or assign any of the Book Debts to any third party (or attempt to settle, compromise, release or assign any of the Book Debts);

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8.3.2	after Completion, not take any step to collect or enforce the Book Debts or do anything to hinder their collection by the Buyer;

8.3.3	not (without the prior written consent of the Buyer) engage after Completion in any correspondence or discussion concerning the Book Debts with any person from whom the Book Debts are due (or any person acting on behalf of that person); and

8.3.4	forward to the Buyer promptly after receipt all correspondence or other communications received by the Seller in relation to any of the Book Debts.

9.	contracts AND ASSUMED LIABILITIES

9.1	In this clause 9 and in clause 10:

9.1.1	Third Party Consent means a consent, licence, approval, authorisation or waiver required from a third party for the transfer, assignment or novation to the Buyer of any Contract or Assumed Liabilities; and

9.1.2	a Third Party Consent will be deemed to be required if:

(a)	in relation to a Contract, the absence of any consent, licence, approval, authorisation or waiver, a transfer, assignment or novation would result, directly or indirectly, in the breach of any Contract, the acceleration of any obligation of the Seller (or the assumption by the Seller of a further obligation) under any Contract, a person becoming entitled to terminate any Contract or otherwise exercise any further right under any Contract; or

(b)	in relation to an Assumed Liability, the absence of any consent, licence, approval, authorisation or waiver, a transfer, assignment or novation would result in the Assumed Liability not being assumed by the Buyer.

9.2	Subject to Completion taking place and to clause 10.4, the Seller assigns to the Buyer with effect from the Completion Date:

9.2.1	the benefit of all the Contracts; and

9.2.2	the Assumed Liabilities

which are capable of assignment without a Third Party Consent.

9.3	At the request of the Buyer, the Seller will sign and deliver to the Buyer any notice from it in the Agreed Form to each of (i) the other contracting parties to the Contracts and (ii) the Assumed Liabilities which are assigned under clause 9.2 giving notice of the assignment. The Seller irrevocably appoints the Buyer and any director of the Buyer after Completion to act as its attorney in the execution of any of those notices, that power of attorney being by way of security to secure to the Buyer the performance of the Seller's obligations under this agreement in connection with the Contracts and the Assumed Liabilities.

9.4	Subject to the other provisions of this clause 9 (including, without limitation, clause 9.5) and clause11, the Buyer will perform in place of the Seller all obligations required to be performed after the Completion Date under the Contracts and in respect of the Assumed Liabilities.

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9.5	Nothing in this agreement (including, without limitation clauses 9.4 and10.3.2) will require the Buyer to discharge, perform or be responsible for any obligation or liability:

9.5.1	relating to, arising by reason of, or which is attributable to, a breach by the Seller of any obligation required by any Contract or by any legal or regulatory requirement on or before the Completion Date;

9.5.2	relating to, arising by reason of, or which is attributable to, any services supplied by the Seller on or before the Completion Date; or

9.5.3	which the Buyer is unable to perform as a result of, or in connection with, any act or omission by the Seller on or before the Completion Date including any failure by the Seller to take any action on or before the Completion Date which would enable the Buyer to perform the relevant obligation on or before the due date in the ordinary course of business.

9.6	The Seller will at its own cost discharge and perform the obligations and liabilities referred to in clause 9.5 as they fall due. Without limitation, if any person liable to make payment after the Completion Date under a Contract exercises against the Buyer a right of set-off in respect of any act or omission on or before the Completion Date of the Seller, the Seller will promptly pay to the Buyer an amount equal to the difference between the payment which would have been received had no such right of set-off been exercised and the payment actually received.

9.7	At any time during the six months after Completion, the Buyer may at its sole discretion elect by service of written notice on the Seller to discharge and perform any of the obligations and liabilities referred to in clause 9.5 as agent for and at the cost of the Seller.

10.	third party consent

10.1	If any of the Contracts or Assumed Liabilities cannot be assigned or novated without obtaining a Third Party Consent (as defined in clause9.1), then the Seller will use all reasonable endeavours to obtain those relevant consents as soon as is reasonably practicable after Completion. Any fee or charge levied by any relevant third party in connection with those consents, including any costs or expenses for which it requires reimbursement, will be borne by the Seller. For the avoidance of doubt, the Buyer will not be obliged to make any payment, lodge any money, give any security or provide any guarantee as the basis for, or in connection with, obtaining those relevant consents.

10.2	Promptly following the obtaining of any relevant consent under clause 10, the Seller will assign or novate, as relevant, the relevant Contract or Assumed Liability to the Buyer in a form reasonably requested by the Buyer and, where the Contract is assigned rather than novated, the Seller will, at the request of the Buyer, sign and deliver to the Buyer any notice from it in a form reasonably requested by the Buyer to each of the other contracting parties to the relevant Contract giving notice of the assignment. The Seller irrevocably appoints the Buyer and any director of the Buyer after Completion to act as its attorney in the execution of any assignment or novation of the relevant Contract or Assumed Liability and any relevant notice of assignment, that power of attorney being by way of security to secure to the Buyer the performance of the Seller's obligations under this agreement in connection with the Contracts and the Assumed Liabilities.

10.3	Insofar as any Contract cannot be assigned or novated to the Buyer without Third Party Consent, and such consent is refused or otherwise not yet obtained, or where any of the Contracts are incapable of transfer to the Buyer by any means:

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10.3.1	the Seller will continue its corporate existence and will hold that Contract and any money, goods or other benefits received under it on trust for the Buyer and its successors in title absolutely and:

(a)	pay all money so received into a bank account separate from any account holding money of the Seller;

(b)	require all goods to be delivered or services to be provided under that Contract to be delivered or provided as the Buyer may direct;

(c)	account to the Buyer for that money and all those other goods or benefits on or before the date falling five Business Days after the date of receipt;

(d)	permit the Buyer to have the use of any assets or rights whose use by the Seller is authorised by that Contract; and

(e)	exercise its rights under or in respect of that Contract only as the Buyer may from time to time direct;

10.3.2	subject (for the avoidance of doubt) to the provisions clause 9.5, the Buyer will (if sub-contracting is permissible and lawful under the Contract in question), as the Seller's sub-contractor, perform all the obligations of the Seller under that Contract and, where sub-contracting is not permissible, the Buyer will perform those obligations as agent for the Seller; and

10.3.3	unless and until that Contract is assigned or novated, the Seller will (so far as it lawfully may) at the Buyer's cost give any assistance as the Buyer may reasonably require to enable the Buyer to enforce its rights under that Contract and (without limitation) will provide access to all relevant books, documents and other information in relation to that Contract as the Buyer may require from time to time.

10.4	Nothing in this agreement will be construed as an assignment or attempted assignment if that assignment or attempted assignment would constitute a breach of the relevant Contract.

10.5	Without affecting its rights under clause 10.5, if Third Party Consent to the assignment or novation of a Contract is refused, or otherwise not obtained on terms reasonably satisfactory to the Buyer within 60 Business Days of Completion, the Buyer may, in its sole discretion, require the Seller to serve proper notice to terminate that Contract. Following the service of that notice, the Seller will promptly take all necessary action and execute all necessary deeds or documents to terminate that Contract.

10.6	Nothing in this clause 10 will affect the Buyer's rights in respect of any right or obligation which the Seller has warranted to be assignable or capable of performance by the Buyer without Third Party Consent.

11.	employees

11.1	The parties agree that the sale and purchase under this agreement will constitute a relevant transfer for the purposes of the TUPE Regulations and, accordingly, that it will not operate so as to terminate the contracts of employment of any of the Employees. Those contracts will be transferred to the Buyer under the TUPE Regulations with effect from the Completion Date.

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11.2	The Seller undertakes to the Buyer:

11.2.1	that it has complied with, and will up to and including the Completion Date, comply with all of its legal obligations to the Employees or any body representing them (notwithstanding that those obligations would transfer to the Buyer on Completion under the TUPE Regulations);

11.2.2	that it has paid and will pay all sums due to or in relation to the Employees in respect of the period up to and including the Completion Date (whether arising under common law, statute, equity or otherwise) including all salaries, wages, employee bonus or commission, expenses, National Insurance and pension contributions, liability to Taxation, and other sums payable in respect of any period up to the Completion Date;

11.2.3	that it has complied and will comply in all respects with its obligations under regulation 11 of the TUPE Regulations;

11.2.4	save as Disclosed, that there are no sums owing to or from any Employee other than reimbursement of expenses for the current quarter and commission and wages for the current salary period;

11.2.5	that it will prior to the Completion Date comply in all respects with regulation 13 of the TUPE Regulations (save insofar as any failure by the Buyer to comply with its obligations under Regulation 13(4) of the TUPE Regulations results in the Seller being unable to comply with its obligations under Regulation 13 of the TUPE Regulations) (and that it has provided and will provide to the Buyer such information as the Buyer may reasonably request in writing in order to verify that compliance);

11.2.6	that it has not (other than in the normal course of business, which shall include, without limitation, any salary increases made following the annual salary review) in the last 12 months altered and will not alter (whether to take effect before, on or after the Effective Time) any of the terms of employment or engagement of any of the Employees (without the prior written consent of the Buyer);

11.2.7	that it has not terminated and will not terminate or take any steps to terminate (constructively or otherwise) the employment of any of the Employees without the prior written consent of the Buyer (save that this undertaking shall not apply to any constructive dismissal which arises from any measures proposed by the Buyer or any deemed dismissal under Regulation 4(9) of the TUPE Regulations);

11.2.8	that it has not (other than in the normal course of business) in the last 6 months transferred and will not transfer any of the Employees from working within the Business, it has not induced and will not prior to the Completion Date induce any Employee to resign their employment in the Business, and it has not agreed and will not agree to transfer any Employee from the Business prior to the Completion Date (without the prior written consent of the Buyer);

11.2.9	that it has not within the last six months and will not, without the prior written consent of the Buyer, employ, engage or transfer any person who is not an Employee to work in the Business; and

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11.2.10	to indemnify the Buyer and keep the Buyer fully and effectively indemnified on demand from and against all Losses (including any liability to Taxation and, subject to clause 11.4, any liability arising from a settlement as well as a ruling or determination by an employment tribunal or court) which the Buyer may suffer, sustain, incur, pay or be put to arising from or in connection with:

(a)	any failure by the Seller to comply with its obligations under this clause 11.2; or

(b)	the termination of any of the Employees' employment by the Seller on or before the Effective Time; or

(c)	any failure by the Seller, on or before the Effective Time, to comply with its legal obligations in respect of any of the Employees; or

(d)	any failure by the Seller, on or before the Effective Time, to comply with its legal obligations in respect of any employee of the Seller other than the Employees whose employment transfers to the Buyer by virtue of the TUPE Regulations (and, for the avoidance of doubt, in these circumstances references to Employees in the other parts of this clause 11.2 which confer a benefit on the Buyer will (unless the context otherwise requires) be deemed to include those employees of the Seller); or

(e)	any act or omission before the Effective Time which, by virtue of the TUPE Regulations, is deemed to be an act or omission of the Buyer; or

(f)	the Seller's failure to comply with its obligations under regulation 13 of the TUPE Regulations (save to the extent that such failure arises out of the Buyer's failure to provide information to the Seller pursuant to Regulation 13(4) of the TUPE Regulations); or

(g)	any liability for contravention of the Equal Pay Legislation resulting from a comparison of the terms and conditions of employment on or before the Effective Time of any Employee with the terms and conditions of employment on or before the Effective Time of any employee of the Seller who did not transfer to the Buyer or of any Employee, in respect of the period up to the Effective Time.

11.3	If any contract of employment or collective agreement not disclosed to the Buyer has effect or is alleged to have effect as if originally made between the Buyer and any person or body or their representatives as a result of the provisions of the TUPE Regulations or otherwise:

11.3.1	the Buyer may terminate that contract within 30 days of receiving notification of such an allegation or notification that a court or tribunal has determined such a contract to have such effect; and

11.3.2	the Seller will indemnify the Buyer and keep the Buyer fully and effectively indemnified on demand from and against all Losses (including any liability to Taxation and, subject to clause 11.4, any liability arising from a settlement as well as a ruling or determination by an employment tribunal or court) that the Buyer may suffer, sustain, incur, pay or be put to:

(a)	by reason of, on account of or arising out of that termination; or

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(b)	arising from that contract or collective agreement in respect of the period before the Effective Time and for the period after the Effective Time up to receipt of notification of such an allegation or notification that a court or tribunal has determined such a contract to have such effect, if the Buyer does not terminate that contract or collective agreement.

11.4	Pursuant to clauses 11.2 and 11.3 above, the Seller shall indemnify the Buyer on demand from and against any liability arising from a settlement entered into with any Employee (or any employee of the Seller other than the Employees whose employment transfers to the Buyer by virtue of the TUPE Regulations) subject at all times to the following conditions:

11.4.1	the Buyer shall notify the Seller of any allegation or claim which could result in the Seller becoming liable to indemnify the Buyer under clauses 11.2 or 11.3 within 14 days of being notified of such allegation or claim and shall promptly provide the Seller with such information as it may reasonably request concerning such claim or allegation;

11.4.2	the Buyer shall not make any settlement or compromise in respect of such allegation or claim whereby the total value of any ex-gratia payment and contribution to legal fees provided to the employee in such settlement exceeds the sum of £30,000 without the prior approval of the Seller, such approval not to be unreasonably withheld or delayed.

11.5	The Seller will, on request by the Buyer and at the Seller's expense, provide to the Buyer such information or documents as the Buyer may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning any of the Employees or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances.

11.6	The Buyer will indemnify the Seller and keep the Seller fully and effectively indemnified on demand from and against any Losses arising from:

11.6.1	any act of the Buyer in relation to any Employee (including the termination of such Employee's employment by the Buyer) after the Completion Date;

11.6.2	any claim by an Employee that they have been constructively dismissed arising from any measures proposed or implemented by the Buyer (including where such Employee resigns from their employment before the Completion Date);

11.6.3	any failure by the Buyer to comply with its obligations under Regulation 13(4) of the TUPE Regulations; and

11.6.4	any claim by an Employee under Regulation 4(9) of the TUPE Regulations.

12.	apportionments

12.1	Except where liability for a periodical outgoing both in respect of the period before and after the Completion Date is expressly assumed or retained by the Buyer or the Seller under this agreement, the Seller will be liable for those periodical outgoings of the Business or related to the Assets which are attributable to the period ending at the Completion Date, and the Buyer will be liable for those periodical outgoings of the Business or related to the Assets which are attributable to the period starting immediately after the Completion Date, such periodical outgoings shall be included and the relevant adjustments made in the Completion Accounts. For the purposes of this clause, periodical outgoing includes rates and non-customer rebates, insurance, salaries, wages, entitlement to paid holiday employee bonus or commission, expenses, National Insurance and pension contributions and liability to Taxation. All rents, licence fees, royalties and other periodical receipts (other than the Book Debts) of the Business or related to the Assets will be apportioned between the Seller and the Buyer in the same way.

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12.2	As soon as possible and in any event on or before the date falling 20 Business Days after Completion (the Apportionment Statement Deadline), the Seller and the Buyer will together prepare an agreed statement of any items which are required to be apportioned between them or paid in order to give effect to clauses 12.1 to 12.3. Each party will promptly supply the other with any information reasonably required by that other for the purposes of preparing or verifying that statement. For the purposes of clauses 12.2 and 12.3 the parties will agree a monetary value for any benefit paid or received otherwise than in cash. If that statement is not agreed and prepared by the Apportionment Statement Deadline, either party may require that any matter which is in dispute be determined, and a final statement adjusted only to take account of the matters determined by the Expert be prepared, by the Expert under clause 14.

12.3	Once the statement is agreed and prepared under clause 12.2 or (as the case may be) is prepared by the Expert and notified in writing to the Seller and the Buyer under clause 12.2, the parties shall ensure that any net liability for periodical outgoings owed by one party to the other will be included in the Completion Account adjustments.

12.4	Nothing in this clause 12 will make any party liable more than once in respect of any matter.

13.	COMPLETION ACCOUNTS

13.1	As soon as possible after Completion and in any event on or before the date falling 20 Business Days after Completion (the Completion Accounts Deadline), the Seller will procure that the Completion Accounts are prepared and sent to the Buyer.

13.2	The Completion Accounts must be prepared in accordance with Schedule 8 and include:

13.2.1	a balance sheet of the Company as at the close of business on the date of Completion and a profit and loss account of the Company for the period from and excluding the Accounts Date up to and including the date of Completion in the format set out in Part B of Schedule 8; and

13.2.2	a calculation and identification of the amount of Net Asset Value, a pro forma for which is included in Part B of Schedule 8. If there is any inconsistency or conflict between the definition of Net Assets and the pro-forma, the definition will prevail.

13.3	The Buyer may on or before the date falling 20 Business Days after submission to it of the Completion Accounts (the Response Deadline), notify the Seller in writing (the Response Notice) that it does not agree the Completion Accounts setting out in reasonable detail the items in dispute and the adjustments (with a suitable explanation) which, in the opinion of the Buyer is required to be made. The items not identified in the Response Notice as being in dispute will be deemed to be agreed. If no Response Notice is received by the Seller on or before the Response Deadline, the Buyer will be deemed to have accepted the Completion Accounts as being in accordance with this agreement and the Completion Accounts, and the amount of the Net Asset Value stated in them, will be final and binding on the parties.

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13.4	If a Response Notice is received by the Seller on or before the Response Deadline, the Seller and the Buyer will have until the date falling 10 Business Days after the date on which the Response Notice is received (the Resolution Date) to agree the items in dispute and the amount of Net Asset Value. The amount of Net Asset Value so agreed will (in the absence of fraud or manifest error) be final and binding on the parties.

13.5	If a Response Notice is given and the Net Asset Value does not become final and binding under clause 13.4 by the Resolution Date, then the matters outstanding or in dispute must be referred to the Expert for final decision in accordance with clause 14of this agreement. The Expert will decide:

13.5.1	the matters outstanding or in dispute and therefore, what revisions (if any) are required to be made to the Completion Accounts in order for them to comply with this clause 13; and

13.5.2	the amount of the Net Asset Value.

13.6	Each party must procure (so far as they are able) that the Seller and the Buyer and their respective accountants are given any documents and information as are reasonably required by the other (and not including advice on the Completion Accounts given to a party by its own accountants) for the purpose of preparing or reviewing the Completion Accounts and access on reasonable notice and during normal working hours to relevant personnel, records and information in the control of the relevant party.

13.7	The Seller and the Buyer will each pay the costs of their own accountants.

13.8	No claim which the Buyer may have against the Seller in respect of any breach of any of the Warranties or any other provision of this agreement will be affected, waived or limited by the determination of Net Asset Value under this agreement.

14.	REFERENCES TO EXPERT

14.1	Any matter or dispute which, under the terms of this agreement, is to be determined under this clause 14 will be determined by an independent firm of chartered accountants appointed under this clause (the Expert).

14.2	The Seller and the Buyer will use reasonable endeavours to agree the identity of the Expert and terms of engagement complying with this agreement with that person by no later than the date 20 Business Days after either of the Buyer or the Seller first requests the other to approve a named firm for the purpose and provides draft terms of engagement of that firm. If terms of engagement have not been signed by or on behalf of that firm, the Seller and the Buyer by that date, either the Buyer or the Seller may apply to have the Expert chosen by the President of the Institute of Chartered Accountants in England and Wales. The Seller and the Buyer will cooperate in good faith to agree terms of engagement complying with this agreement with the firm chosen (the Terms) by no later than 15 Business Days after the date on which the terms of engagement of the firm chosen by the President are received by both of them. Neither will unreasonably withhold consent to the terms of engagement of the firm chosen.

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14.3	If the Seller or the Buyer fails to sign Terms, the firm chosen will be deemed to have been appointed on the Terms (if any) signed by the other and all the parties to this agreement will be bound by the terms of the appointment and able to enforce them as if they had been signed by them. The party which signs the terms (absent its proven fraud or wilful default) will not be liable to any of the other parties or any other person by reason of or otherwise in relation to that appointment. Without limiting the signing party's ability to agree the terms, the parties agree that the terms may (if the party which signs them deems fit) contain an indemnity in favour of the Expert and cap on the Expert's liability in terms not materially more onerous than typical terms agreed by the firm in question for expert determination instructions on transactions of a similar nature.

14.4	The Expert will act on the following basis:

14.4.1	as an expert and not as an arbitrator and his written determination will be final and binding on the parties (save in the event of fraud or manifest error, in which case the error must be rectified as soon as practical) and the Expert will not be required to give reasons for his decision;

14.4.2	the Expert will only be required to decide the matters which this agreement provides should be decided by the Expert under this clause and not any additional or separate issues subsequently raised by the parties;

14.4.3	the Expert will provide his decision and any calculation, statement or accounts to be provided by the Expert in writing to the parties on or before the date falling 20 Business Days after the date of the Experts' engagement;

14.4.4	the Seller and the Buyer may make representations to the Expert in writing (and each will copy their representations to the other party); and

14.4.5	except as set out in this clause 14, the Expert may decide on the procedure to be followed in reaching his decision.

14.5	The parties will each use all reasonable endeavours to co-operate with the Expert to enable the decision to be reached in the time provided in this agreement. They will give the Expert all facilities, information and access to their respective premises and personnel, papers, books, accounts and records as the Expert may reasonably require for the purposes of the Expert's decision. If any party does not comply with any request within any time specified by the Expert, the Expert may make any assumption for the purposes of giving a decision under this agreement, including any decision to costs, as the Expert may decide.

14.6	The costs of the Expert (including the costs and fees of any advisers appointed by the Expert) will be shared equally by the Buyer on the one hand and the Seller on the other, unless the Expert decides otherwise.

15.	Right of set-off

15.1	If the Buyer has any claim against the Seller under this agreement, the Buyer may apply all or any part of any amount payable to the Seller under this agreement against and in satisfaction of any amount due in respect of that claim. This does not limit any other right of the Buyer in respect of any claim(s).

15.2	If the Seller has any claim against the Buyer under this agreement, the Seller may apply all or any part of any amount payable to the Buyer under this agreement against and in satisfaction of any amount due in respect of that claim. This does not limit any other right of the Seller in respect of any claim(s).

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16.	ANNOUNCEMENTS and CONFIDENTIALITY

16.1	Immediately after Completion the Seller and the Buyer will jointly send (at the Buyer's expense) a statement in the Agreed Form (the Announcement Statement), signed on behalf of each of them, to each customer, supplier or contact of the Business as the Buyer requests.

16.2	Immediately after execution of this agreement the Seller and the Buyer will jointly announce the transaction in the Agreed Form.

16.3	No party will otherwise make any announcement relating to the existence, terms or subject matter of this agreement without prior written approval, in the case of the Seller , by the Buyer or, in the case of the Buyer, by the Seller.

16.4	The Seller will not and will procure that no other members of the Seller's group or AB’s group will disclose any Business Information to any person or enable any person to become aware of any Business Information or make use of any Business Information.

16.5	The Seller undertakes to the Buyer to keep confidential all information which they have acquired about the Buyer's group (and to use the information only for the purposes contemplated by this agreement).

16.6	The Buyer undertakes to the Seller and AB to keep confidential all information acquired by the Buyer about the Seller and AB or any other members of the Seller's group or AB’s group (and to use the information only for the purposes contemplated by this agreement).

16.7	The obligations of confidence set out in this clause do not apply to the extent that disclosure is required by law or to give effect to this agreement or where the information has become public otherwise than as a result of its wrongful disclosure to any person. The Seller undertakes to supply the Buyer with any information about itself or any other member of the Seller's group as the Buyer may reasonably require for the purposes of complying with any legal or regulatory requirement.

17.	RESTRICTIve covenants

17.1	In this clause 17:

Capacity means as agent, consultant, director, employee, owner, shareholder or in any other capacity;

Customer means any Person who or which at any time during the Relevant Period (i) was provided with services by the Seller in relation to the Business; or (ii) was in the habit of dealing with Seller in relation to the Business;

Client means any person who or which at any time during the Relevant Period (i) was provided with the services by the Seller in relation to the Business; (ii) had been in communication with any Employee in relation to using the services of the Business; or (iii) any individual whose name and contact details were listed on the Client Database or any other record held by the Business;

Investment means any holding as a bona fide investment of not more than three per cent of the total issued share capital in any company whether or not its shares are listed or dealt in on any recognised investment exchange, as defined in section 285 of the Financial Services and Markets Act 2000 provided that company does not carry out a business similar to or competitive with the Business at the relevant time;

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Key Employee means any Employee who immediately before Completion was employed or any other Person employed or engaged in the Business during the Relevant Period who had access to Business Information (which is secret or confidential) or who could materially damage the interests of Business if they were involved in any Capacity in any business which competes with the Business;

Person means any person, firm, company or entity;

Prospective Customer means any Person to whom or which, during the period of six months before Completion, the Seller had in relation to the Business submitted a tender, made a pitch or presentation or with whom or which it was otherwise negotiating for the supply of goods or services or who was on the Customer Database; and

Relevant Period means the period of 12 months ending on Completion.

17.2	The Seller and AB covenant with the Buyer that the Seller will not and will use reasonable endeavours to procure that the other members of the Seller's or AB's group will not:

17.2.1	for 24 months following Completion be engaged, concerned or involved in any Capacity with any business which is (or intends to be) in competition with the Business in the United Kingdom;

17.2.2	for 12 months following Completion solicit or endeavour to entice away from the Buyer the business or custom of a Customer or Prospective Customer with a view to providing services to that Customer or Prospective Customer in connection with any business which is (or intends to be) in competition with the Business or otherwise induce, solicit or entice or endeavour to induce, solicit or entice any Customer to cease conducting, or reduce the amount of, business with the Buyer in relation to the Business or discourage or prevent any Prospective Customer from conducting business with the Buyer in relation to the Business in the United Kingdom;

17.2.3	for 12 months after Completion be involved with the provision of services to, or otherwise have any business dealings with, any Customer or Prospective Customer in the course of any business which is in competition with the Business in the United Kingdom;

17.2.4	for 12 months following Completion offer to employ or engage or otherwise endeavour to entice away from the Buyer any Key Employee (whether or not that person would breach their contract of employment or engagement); and/or

17.2.5	for 12 months following Completion employ or engage or facilitate the employment or engagement of any Key Employee (whether or not that person would breach their contract of employment or engagement) in any business which is in competition with the Business.

17.3	The covenants in clause 17.2 are intended for the benefit of the Buyer and apply to actions carried out by the Seller or any member of the Seller's group in any capacity and whether directly or indirectly, on the Seller's or any member of the Seller's group own behalf, on behalf of any other person or jointly with any other person.

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17.4	No restriction in clause 17.2 will prevent the Seller or any member of the Seller's group from:

17.4.1	holding an Investment; or

17.4.2	being engaged or concerned in any business carried on in geographical areas where that business is not in competition with the Business.

17.5	The restrictions in clause 17.2 are separate from any other agreement or arrangement with the Seller and termination of any of those agreements or arrangements will not affect the enforceability of the restrictions in clause.

18.	TERMINATION OF CERTAIN ARRANGEMENTS WITH THE SELLER

Except as otherwise provided in this agreement or in the Transitional Services Agreement, with effect from the Completion Date all arrangements to which the Seller or any member of the Seller's group is a party relating to the provision of management, administration, computer, insurance, personnel, accounting, legal or similar services in relation to the Business and the Assets (insofar as they have been provided up to the Completion Date) will cease without any further liability or obligation on the Buyer.

19.	data protection

Notwithstanding any other provision of this agreement, the Buyer agrees with the Seller that, on receipt of the Customer Database, Client Database and Employee Database on Completion, it will send a fair processing notice to each customer of the Business and each Employee identified in the Customer Database, Client Database and Employee Database respectively within 10 Business Days of Completion.

20.	further assurance and other Obligations after COMPLETION

20.1	The Seller agrees (at its expense) to promptly execute and deliver any document or do anything which the Buyer may reasonably require at or after Completion to give full effect to the provisions of this agreement, including to:

20.1.1	vest in the Buyer (or as it directs) the legal and beneficial ownership of the Business and the Assets; and

20.1.2	enable the Buyer (or as it directs) to obtain any permits, consents, approvals, accreditations, licences, certificates, registrations or other authorisations required in connection with the Business after the Completion Date.

20.2	The Seller will (and will procure that any other member of the Seller’s group will) preserve in good order all information, records (including, without limitation, all Taxation records) and other documents relating to the Business and the Assets which have not been handed to the Buyer under this agreement for a period of at least six years following Completion and upon reasonable notice by the Buyer make that information and those records and documents available during normal business hours for inspection by the Buyer and/or its employees, agents and representatives and allow the Buyer and/or those employees, agents and representatives to take copies of them.

20.3	Subject always to the provisions of this agreement, all money or other items belonging to the Buyer, which are received by the Seller on or after the Completion Date in connection with the Business or any of the Assets, will be held on trust for the Buyer and will be paid or delivered promptly to the Buyer.

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20.4	Subject always to the provisions of this agreement, all money or other items belonging to the Seller, which are received by the Buyer on or after the Completion Date in connection with the Business or any of the Assets, will be held on trust for the Seller and will be paid or delivered promptly to the Seller.

20.5	If after Completion the Seller or any other member of the Seller's group receives any notices, enquiries, orders, complaints or claims relating to the Business, the Seller will ensure that full details are immediately given to the Buyer. The Seller will (and will procure that all other members of the Seller's group will) promptly advise the person, firm, company or entity making any order or enquiry that the Buyer is now carrying on the Business in succession to the Seller. The Seller will, at its own cost and expense, provide all reasonable assistance to the Buyer to assist the Buyer to resolve amicably any of those complaints or claims arising in respect of any act or omission occurring before the Completion Date, but will not itself attempt to resolve any of those complaints or claims if to do so might reasonably be expected to damage the business interests of the Buyer to the extent that it relates to any obligations which the Buyer has elected to perform under clause 9.7.

21.	value added tax

21.1	The Purchase Price is exclusive of VAT. If the Purchase Price constitutes the whole or part of the consideration for a taxable supply by the Seller to the Buyer, the amount of that payment will be increased by an amount equal to the VAT chargeable in respect of that supply provided that the Seller issues the Buyer with a valid VAT invoice in respect of the supply.

21.2	The Seller and the Buyer consider that the sale of the Business and the Assets by the Seller to the Buyer is one to which the provisions of article 5 of the Value Added Tax (Special Provisions) Order 1995 (article 5) applies and the Seller and the Buyer agree to use all reasonable endeavours to secure that the sale is treated as neither a supply of goods nor a supply of services under article 5.

21.3	The Seller warrants to the Buyer that:

21.3.1	the Business is a business activity for the purposes of VAT and is capable of separate operation;

21.3.2	the Assets are legally and beneficially owned by the Seller, are used for the purposes of the Business and are the Seller's business assets;

21.3.3	the Assets are capable of being used by the Buyer to carry on the same kind of business, whether or not as part of any existing business carried on by the Buyer, as carried on by the Seller immediately before Completion;

21.3.4	the Seller is a taxable person for the purposes of VAT;

21.3.5	there has been no break in the normal trading pattern of the Business at any time in the last six months;

21.4	The Buyer warrants to the Seller that:

21.4.1	the Buyer is, or immediately after Completion will become, a taxable person; and

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21.4.2	the Assets are to be used by the Buyer in carrying on the same kind of business as the Seller.

21.5	If, after Completion, HMRC issues a decision to the effect that the transaction provided for by this contract constitutes or includes a supply of goods and/or services for the purposes of VATA, or if the Seller is otherwise assessed to VAT in relation to the transaction, the Buyer will immediately, on being notified by the Seller of such decision or assessment and upon receipt of a valid VAT invoice, pay the Seller sums equal to the VAT which is attributable to the sale upon receipt of a valid VAT invoice together with any interest, penalty or surcharge which is imposed on the Seller (or the representative member of the Seller's VAT Group) by HMRC as a result of any breach of any obligation or warranty made by the Buyer in this contract.

21.6	If the Buyer makes any payment or any increased payment in respect of VAT under this clause and it subsequently transpires that the amount of the VAT chargeable is less than the amount paid or increased amount paid by the Buyer or that the transaction in respect of which the payment was made or increased payment was made and which was regarded to be a supply or deemed supply for VAT purposes is not such a supply, the Seller will pay the Buyer, on demand, unless the Seller has accounted to H M Revenue & Customs in respect of the payment or the increased payment as output tax, in which case, within five Business Days of the Seller obtaining a refund or the related credit for the overpayment of output tax, an amount equal to the difference between the payment or the increased payment made by the Buyer and the correct amount of VAT chargeable (if any) in respect of the supply, transaction or event in question.

22.	notices and SERVICE of proceedings

22.1	Any notice or other communication given or made in connection with this agreement must be in writing and in English.

22.2	Any notice or other communication given or made in connection with this agreement must be served by delivering it personally or sending it by pre-paid first class post (pre-paid international recorded airmail if being sent to or from a place outside the United Kingdom) or fax to the address and for the attention of the relevant party set out in clause 22.3. Provided that it has been correctly addressed as set out in clause 22.3, the notice or communication will (in the absence of earlier receipt) be deemed to have been received:

22.2.1	if delivered personally, at the time of delivery;

22.2.2	in the case of pre-paid first class post, two Business Days after the date of posting or in the case of airmail five Business Days after the date of posting;

22.2.3	in the case of fax, on completion of transmission.

Provided that if receipt would under this clause be deemed to occur outside 9.30 a.m. to 5.30 p.m. (London time) on a Business Day (Working Hours) the notice or communication will instead be deemed to have been received at the start of the next period of Working Hours.

22.3	The addresses for service of the parties are:

Buyer:

For the attention of: Brendan Flood

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Address: Suite 002 1 - 9 Hardwicks Square, Hardwicks Way, Wandsworth, London, SW18 4AW

Fax number: 020 3194 4255

Seller:

For the attention of: Tim Hedger

Address: Providian House , 16 - 18 Monument Street , London , EC3R 8AJ

AB:

For the attention of: Dag Sundstrom or the Managing Director

Address: Kungsgatan 57A, Box 207, SE101, 24 Stockholm, Sweden

or any other address or fax number in the United Kingdom as may be notified by at least five Business Days' notice in writing from time to time by the relevant party to the other parties in accordance with this clause 22.

22.4	For the avoidance of doubt, notice given under this agreement will not be validly given if sent by electronic means or in electronic form (each as defined in section 1120 of the Companies Act), except that it may be validly given if sent by fax.

22.5	AB irrevocably appoints the Seller's Solicitors as its agent to receive on its behalf in England and Wales service of any proceedings arising out of or in connection with this agreement. Service will be deemed completed on delivery to that agent (whether or not it is forwarded to and received by its principal). If for any reason that agent ceases to be able to act as agent or no longer has an address within England or Wales, AB will immediately appoint a substitute and give notice to the other parties of the new agent's name and address within England or Wales. Nothing in this agreement affects the right to serve process in any other manner permitted by law.

22.6	Service on the Seller's Solicitors by the Buyer of any notice required or permitted to be given under this agreement or any Service Document will be deemed to be sufficient and proper service on the Seller and/or AB, as appropriate.

23.	Costs and stamp duty

23.1	Except as otherwise expressly provided in this agreement, each party will pay its own costs and expenses incurred in relation to the negotiation, preparation and implementation of this agreement and the documents referred to in it.

23.2	The Buyer will pay all stamp duty and stamp duty land tax payable on the transfers of the Assets.

24.	Assignment and Successors

24.1	This agreement is binding on and will enure for the benefit of the parties' successors in title.

24.2	The Seller may not assign, transfer, charge or deal with this agreement or all or any part of the benefit of, or its rights and benefits under, this agreement, except with the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed, or sub-contract any or all of its obligations under this agreement. The Seller is entering into this agreement solely for its own benefit.

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24.3	The Buyer may disclose to a proposed assignee, information in its possession relating to this agreement (including negotiations relating to it) and the other parties to the extent that it is necessary to disclose that information for the purpose of the proposed assignment, notwithstanding the provisions of clause 16.

25.	Continuing agreement

This agreement (other than obligations which have already been performed) will remain in effect after Completion.

26.	Entire agreement

This agreement (together with the documents referred to in it) constitutes the entire agreement between the parties with respect to the matters dealt with in it and supersedes any previous agreement between the parties in relation to them. Each party acknowledges that in entering into this agreement he or it has not relied on any representation, warranty or undertaking except as expressly set out in the agreement or in any document referred to in it. Nothing in this agreement will, however, operate to limit or exclude any liability for fraud, fraudulent misrepresentation, wilful deception or deliberate concealment.

27.	remedies

Except as expressly provided to the contrary in this agreement, the rights and remedies of any party under any provision of this agreement or in any document referred to in it are in addition to and will not affect any other right or remedy available to that party, whether under this agreement or any document referred to in it, by statute, common law or otherwise.

28.	Variation and Waiver

28.1	No variation of any provision of this agreement or of any document in the Agreed Form will be valid unless it is in writing and signed by all the parties.

28.2	The failure to exercise or delay in exercising a right or remedy provided by this agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. A waiver of a breach of any of the terms of this agreement or of a default under this agreement does not constitute a waiver of any other breach or default and will not affect the other terms of this agreement. A waiver of a breach of any of the terms of this agreement or of a default under this agreement will not prevent a party from subsequently requiring compliance with the waived obligation.

28.3	The Buyer may release or compromise the liability of the Seller or AB under this agreement or grant to the Seller or AB time or other indulgence without affecting the liability of the other under this agreement. The obligations of the Seller and AB under this agreement are several.

28.4	Except as expressly provided otherwise in this agreement, Completion will not constitute a waiver of any breach of this agreement whether or not known at the time of Completion.

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29.	Severable provisions

29.1	If any provision of this agreement (including under clause 17) is void or unenforceable in any jurisdiction then it will be severed from this agreement insofar as it relates to that jurisdiction only and that invalidity or unenforceability will not affect the other provisions of this agreement or the relevant provision in any other jurisdiction which will remain in full effect.

29.2	If any provision of this agreement (including under clause 17) is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or the period, area or scope of application of the provision were reduced, the provision in question will apply with any modification(s) that may be necessary to make it valid and enforceable in the relevant jurisdiction but will continue to apply without any modification in all other relevant jurisdictions.

29.3	The parties agree, in the circumstances referred to in clause 29.1 and if clause 29.2 does not apply to attempt to substitute for any invalid or unenforceable provision in respect of any jurisdiction in which it has been held to be invalid or unenforceable a valid and enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the provision which is invalid or unenforceable in that jurisdiction. The obligations of the parties in the relevant jurisdiction under any invalid or unenforceable provision of this agreement will be suspended while the parties attempt to agree the substitution.

30.	Payments

30.1	If any payment of any amount required to be made under any provision of this agreement is not paid on the due date, that amount will carry interest calculated on a daily basis, after as well as before any judgment for it or the liquidation of the paying party, at the Prescribed Rate from the due date until the date of actual payment (both dates inclusive). That interest will be paid by the payer on demand to the person entitled to payment.

30.2	Any payment made to the Seller's Solicitors under the terms of this agreement will be deemed to be made to the Seller (or other persons entitled to the payment) and will absolutely discharge the Buyer from the obligation to make the payment and the Buyer will not be liable to see to the application of it.

30.3	Any amount paid by the Seller in respect of a breach of the Warranties will to the extent permissible by law be deemed to reduce the Purchase Price payable for the Assets by, and be a repayment of, that amount, provided that such treatment does not cause the base cost or the acquisition cost of any Asset in the hands of the Buyer to be treated as being less than zero.

31.	withholding and grossing up

31.1	All amounts payable by the Seller and/or AB under this agreement will be paid free and clear of any deduction or withholding except only as may be required by law. If any deduction or withholding is required by law, the Seller and/or AB (as the case may be) must pay an amount which will, after that deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of the requirement to make the deduction or withholding.

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31.2	If any amount payable by the Seller and/or AB to the Buyer under this agreement is subject to Tax in the hands of the Buyer, the same obligation to make an increased payment will apply in relation to that tax liability as if it were a deduction or withholding required by law but so that this clause will not apply to permit double recovery where the amount payable by the Seller and/or AB under this agreement has already been increased to take account of the fact that it will be subject to Tax in the hands of the Buyer.

32.	THIRD PARTY RIGHTS

32.1	The provisions of clause 5.7 are intended to benefit the Employees. Those provisions will be enforceable by them to the fullest extent permitted by law except that those provisions may be enforced by them only with the prior written consent of the Buyer.

32.2	The provisions of this agreement may be enforced by the parties' permitted assigns, as set out in clause 24.

32.3	Except as expressly stated otherwise in this agreement, no person other than a party to this agreement has a right under the Contracts (Rights of Third Parties) Act 1999 to rely on or enforce any term of it.

32.4	Notwithstanding any provision of this agreement, this agreement (and any provision of it) may be rescinded, amended or varied without the consent of any third party and section 2(1) of the Contracts (Rights of Third Parties) Act 1999 will not apply.

33.	Counterparts

This agreement may be executed in any number of counterparts, each of which will be an original and all of which together will constitute the same instrument. The agreement will not be effective until all the parties have executed at least one counterpart.

34.	Law and jurisdiction

This agreement and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with English law. The parties irrevocably submit to the exclusive jurisdiction of the English Courts.

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Schedule 1 - Assets

1.	The Goodwill

2.	The Contracts

3.	The Business Information

4.	The Records

5.	Cash in Bank

6.	The Book Debts

For the avoidance of doubt, the Assets being transferred under this agreement shall not include any tax losses available to the Seller.

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Schedule 2- Warranties

1.	CAPACITY OF THE SELLER

1.1	The Seller has taken all action necessary (including by obtaining all necessary consents, waivers and licences) to, and the Seller has full power and authority to, enter into and perform the obligations to be performed by the Seller under this agreement and any document to be entered into by the Seller under this agreement. Those documents, when executed, will constitute binding and enforceable obligations in accordance with their terms.

1.2	The execution and delivery of and the performance by the Seller of its obligations under this agreement will not:

1.2.1	result in a breach of, or constitute a default, under its constitution or any agreement, instrument or arrangement to which the Seller is a party (including the Contracts) or by which the Seller is bound; or

1.2.2	result in a breach of any applicable law, rule or regulation or order, judgement or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound.

1.3	The Business is not carried on by or for the benefit of any person other than the Seller.

2.	INSOLVENCY

2.1	The Seller is not and no other member of the Seller's group which has an interest in the Business or the Assets is insolvent, unable to pay its debts as they fall due or has stopped or suspended payment of its debts.

2.2	No Insolvency Proceedings have been commenced against the Seller or any other member of the Seller's group which has an interest in the Business or the Assets or any part of the assets, chattels, property or undertaking of the Seller or any other member of the Seller's group which has an interest in the Business or the Assets.

2.3	There are no circumstances which would entitle any person to commence any Insolvency Proceedings in relation to the Seller or any other member of the Seller's group which has an interest in the Business or the Assets or any part of the assets, chattels, property or undertaking of the Seller or any other member of the Seller's group which has an interest in the Business or the Assets.

2.4	No other process has been initiated which could lead to the Seller or any other member of the Seller's group which has an interest in the Business or the Assets being dissolved and its assets being distributed among its creditors, shareholders or other contributors or being struck off.

2.5	No event has occurred causing, or which on intervention or notice by any third party may cause, any floating charge created by the Seller or any other member of the Seller's group which has an interest in the Business or the Assets to crystallise over the Business or the Assets or any of them, nor any charge created by the Seller or any other member of the Seller's group which has an interest in the Business or the Assets to become enforceable over the Business or the Assets or any of them, nor has any such crystallisation occurred and nor is such enforcement in process.

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3.	MANAGEMENT ACCOUNTS

3.1	In this paragraph 3, unless the context otherwise requires:

Management Accounts means the management accounts of the Seller in relation to the Business for the period ended on the Management Accounts Date, a copy of which is contained in the Disclosure Bundle; and

Management Accounts Date means 31 December 2013.

3.2	The Management Accounts have been prepared with all due care and on a basis consistent with the management accounts of the Seller in relation to the Business prepared in the preceding year and (having regard to their format) are not materially misleading. The cumulative profits, assets and liabilities of the Business stated in the Management Accounts have not been materially misstated.

4.	RECORDS

4.1	All the accounts, books, registers, ledgers and other financial records contained within the Records, whether or not held in written form:

4.1.1	are in the exclusive ownership and possession of the Seller;

4.1.2	have been fully, properly and accurately kept and completed;

4.1.3	do not contain any material inaccuracies or discrepancies; and

4.1.4	comply with the Companies Act 2006.

4.2	No notice has been received or allegation made that any of the Records are incorrect or should be rectified.

4.3	All statutory records, including accounting records, required to be kept or filed by the Seller in respect of the Business have been properly kept or filed and comply with the requirements of the Companies Act and all other applicable law.

4.4	None of the Records or the systems control data or other information of the Business are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access to and from them) are not under the exclusive ownership and direct control of the Seller in relation to the Business.

4.5	Where any of the Records or the systems control data or other information of the Business are kept on computer, the Seller is the owner of all hardware and all software licences necessary to enable it to use any of the Records and the systems control data and other information in the manner in which they have been used before the date of this agreement, and the Seller does not share any such hardware or software with any other person.

5.	INTERESTS OF THE SELLER ETC

5.1	None of the Seller, any other member of the Seller's group, any director or shareholder of the Seller or any other member of the Seller's group or any Associate of any of them, has any interest, direct or indirect, in any business which has a close trading relationship with the Business, or which is or is likely to compete with the Business.

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5.2	None of the Seller, any other member of the Seller's group, any director or shareholder of the Seller or any other member of the Seller's group or any Associate of any of them, has any interest, direct or indirect, in any of the Contracts or in any Business Intellectual Property Rights (apart from the interest which the Seller has in the Contracts and the Business Intellectual Property Rights by reason of being the owner of the Business).

5.3	The Business does not depend upon, use, or derive any benefit from, any assets, facilities or services owned or supplied by the Seller and/or any other member of the Seller's group and/or any director or shareholder of the Seller or any other member of the Seller's group and/or any Associate of any of them which are not being acquired under this agreement.

6.	BOOK DEBTS

6.1	No part of the amount shown in the Accounts in respect of debtors is represented by debts which were, at that time, more than three months overdue for payment. None of those debts has been deferred, subordinated or released on terms that the debtor has paid less than the full value of his debt (except for settlement discounts on the usual terms which have been disclosed to the Buyer and subject to any provision for bad or doubtful debts in the Accounts) or has proved to any extent irrecoverable or is now regarded as irrecoverable.

6.2	The Disclosure Bundle contains a complete and accurate list of the Book Debts as at the Effective Time.

6.3	The Seller is not entitled to the benefit of any Book Debt otherwise than as the original creditor and in the ordinary course of the Business. The Seller is not, and has not agreed to become, a party to any factoring or discounting arrangement in respect of the Book Debts.

6.4	None of the Book Debts have been outstanding for more than three months from the due date for payment. The Seller's revenue recognition policies in respect of the Book Debts are in accordance with GAAP applicable at the Accounts Date have been consistently applied by the Seller in identifying, listing and calculating the Stock and the Book Debts.

6.5	Since the Accounts Date, there has been no change in the manner or time of issue of invoices and no unusual acceleration of the collection of Book Debts having regard to the policies applied for such collection prevailing in the financial period ended on the Accounts Date.

7.	CREDITORS

7.1	Since the Accounts Date the Seller has paid its creditors relating to the Business within the times agreed with those creditors and, without limitation, no debt owed by the Seller in connection with the Business has been outstanding for more than 30 days from the date of invoice.

7.2	The Seller is not obligated for any amount included in the Creditors otherwise than as the original debtor.

7.3	All amounts due from the Seller and included within the Creditors relate exclusively to the Business, were properly incurred in the ordinary and usual course of business, are not subject to dispute and are now due, owing and payable. None of those amounts have been outstanding for more than 60 days from the date of invoice.

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8.	OWNERSHIP AND POSSESSION OF THE ASSETS AND ENCUMBRANCES

8.1	The Seller is the absolute legal and beneficial owner of the Assets and has full power and authority to sell and transfer to the Buyer the full legal and beneficial ownership of the Assets on the terms set out in this agreement.

8.2	The Seller has possession and control of the Assets and the Seller has a good title to the Assets. No distress, execution or other process has been levied on any of the Assets, nor do any circumstances exist whereby any person may claim entitlement to use and/or possession of any of the Assets in competition with or in priority to the Seller.

8.3	No Encumbrance (or agreement or commitment to grant any Encumbrance) is outstanding against any part of the Business or the Assets and no claim has been made by any person to be entitled to any Encumbrance mentioned above.

8.4	The Seller has not disposed of, or agreed to dispose of, any of the Assets.

8.5	None of the Assets are shared with another person (including any other member of the Seller's group).

8.6	The Seller has not, in relation to the Business or the Assets or any of them, been party to any transaction with any third party or parties (including any member of the Seller's group) which, in the event of a third party (including any member of the Seller's group) going into liquidation or an administration order or a bankruptcy order being made in relation to it or him, is likely to constitute (in whole or in part), so far as the Seller is aware, a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts under sections 238 to 245 and/or sections 339 to 344 of the Insolvency Act 1986.

9.	TRADING - GENERAL

9.1	The Seller has carried on the Business in compliance with all applicable laws and regulations and all documents to which it is, or has been, a party and the Seller has the power.

9.2	The Seller is not in relation to the Business a party to, nor have its profits or financial position during the three years before the date of this agreement been affected by, any contract or arrangement which is not of an entirely arm's length nature.

9.3	Save as expressly mentioned in this agreement, the Seller is not in relation to the Business, nor has it agreed to become, the holder or beneficial owner of any share, debenture, mortgage or security (or interest in them) or a member of any joint venture, consortium, partnership or other unincorporated association or a party to any arrangement for sharing commission, income, profits, losses or expenses.

9.4	The Business does not have any branch office, agency, place of business or permanent establishment outside England nor does it have any significant assets outside the United Kingdom.

9.5	The Seller has not carried on the Business under or used any name other than its full corporate name.

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9.6	None of the activities, contracts or rights of the Seller in relation to the Business is invalid or unenforceable or in breach of any contract, covenant or third party (including any member of the Seller's group) right or requires any licence, authorisation or consent which has not been obtained on a permanent and unconditional basis and the Seller is not liable to pay any royalty or similar fee in connection with the Business.

9.7	The Seller has not given any guarantee or warranty or made any representation in respect any services supplied or contracted to be supplied, by it in the Business save for any guarantee or warranty implied by law.

9.8	All the standard terms and conditions on which the Seller supplies its services in the Business are contained in the Disclosure Bundle.

10.	TRADING - CUSTOMERS AND SUPPLIERS

10.1	No single customer (a major customer) to the Business has accounted for more than ten per cent of the invoiced amount of supplies to the Business of goods and/or services in the financial year of the Seller ended on the Accounts Date or during the period starting on the date after the Accounts Date and ending with the date of this agreement. No major customer is likely to account for more than ten per cent of the invoiced amount of supplies to the Business of services during the period starting on the date after the Accounts Date and ending 12 months after that date.

10.2	During the year before the date of this agreement the Business has not been materially and adversely affected by the loss of any customer by any abnormal factor not affecting similar businesses to a similar extent and the Seller is not aware of any or circumstances prior to Completion (including the sale of the Business and the Assets or any other matter contemplated under this agreement) likely to give rise to any of these.

11.	CONTRACTS AND OTHER OBLIGATIONS

11.1	A copy of each Material Contract which is in writing is included in the Disclosure Bundle and an original of each Material Contract which is in writing is in the possession of the Seller.

11.2	The Customer Contracts and the Supply Contracts are the only contracts, agreements, engagements and arrangements of the Business (apart from any employment contracts of any employees or officers and any contracts which the Seller has entered into with a bank or other third party in respect of overdraft, debt factoring, invoice discounting or other borrowings).

11.3	The Material Contracts are the only material Customer Contracts.

11.4	The Supply Contracts, details of which are set out in Schedule 6, are the only material Supply Contracts.

11.5	A copy of each Supply Contract which is in writing is included in the Disclosure Bundle and an original of each Supply Contract which is in writing is in the possession of the Seller.

11.6	Apart from the Customer Contracts and the Supply Contracts, there are no other contracts, agreements, engagements or arrangements which the Buyer requires to enable it to carry on the Business in the same manner in which it has previously been carried on by the Seller.

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11.7	The Seller is not party to any agreement, arrangement or practice which restricts its freedom to carry on the whole or any part of the Business or to use or exploit any of the Assets in the United Kingdom by any means as it may from time to time think fit (including the manner in which the Business is now carried on or the manner in which the Assets are now used or exploited).

11.8	The Seller has not given or received any notice terminating any of the Material Contracts and no event has occurred which would entitle the Seller or any third party (including any member of the Seller's group) to terminate any Material Contract or any benefit enjoyed under any Material Contract.

11.9	The Seller has no knowledge of the invalidity of or grounds for termination, rescission, avoidance or repudiation of any agreement, arrangement, obligation or other transaction to which the Seller is or has been a party in connection with the Business and/or the Assets and the Seller has not received any notice of any intention to terminate, repudiate or disclaim any of those agreements, arrangements, obligations or transactions.

11.10	There is no subsisting dispute between the Seller and any other person in relation to any Material Contract, and so far as the Seller is aware, there are no circumstances which might give rise to any such dispute.

12.	DISPUTES AND LITIGATION

12.1	There are no court orders or unsatisfied judgments outstanding against the Seller in relation to the Business and/or the Assets, no injunctions have been granted against the Seller in relation to the Business and/or the Assets and the Seller is not in relation to the Business and/or the Assets party to any undertaking or assurance given to a court, tribunal, regulatory authority, governmental agency or any other person in connection with the determination or settlement of any claim or proceedings.

12.2	Neither the Seller nor any of its officers nor any person for whose acts or defaults the Seller may be vicariously liable is involved in any civil, criminal, arbitration or mediation proceedings or dispute resolution process in relation to the Business and/or the Assets. None of those proceedings or processes, and no claims of any nature, are pending or threatened by or against the Seller or any of those persons in relation to the Business and/or the Assets or in respect of which the Seller is liable to indemnify any party concerned in relation to the Business and/or the Assets.

12.3	So far as the Seller is aware, there are no facts likely to give rise to any of the proceedings, process or claims described in paragraph 12.2.

12.4	The Seller is not in relation to the Business and/or the Assets the subject of or engaged in, and there are no facts or circumstances (including the sale of the Business and the Assets or any other matter contemplated under this agreement) likely to cause it to be the subject of or engaged in, any proceedings, investigations or enquiries by or before any governmental or municipal department, commission, board, tribunal or other administrative, regulatory, judicial or quasi-judicial agency (whether in the United Kingdom or elsewhere).

13.	INSURANCE

13.1	All risks and liabilities which are normally or customarily insured against by companies carrying on business similar to the Business (or against which a prudent company carrying on business similar to the Business would insure) are adequately insured against by the Seller. The Seller has taken out all insurance policies which it is required by law to take out and all those policies are fully effective.

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13.2	Those policies are fully effective and all premiums have been paid on time.

13.3	No claim under any of those policies is outstanding and no event has occurred which might be the subject of a claim under any of those policies or which would or might be required under any of those policies to be notified to the insurers under the terms of the policy.

14.	CONSENTS AND COMPLIANCE

14.1	The Seller has valid permits, authorities, licences and consents necessary for it to carry on the Business effectively in the manner and in the places in which it is now carried on, all of which are disclosed in the Disclosure Letter and contained in the Disclosure Bundle. The Seller is not in breach of, or default under, any of them and knows of no reason why any of them should be suspended, altered, cancelled or revoked or the benefit of them should not continue to be enjoyed by the Buyer or other owner for the time being of the Business and the Assets or any part of them.

14.2	So far as the Seller is aware, each of the Seller and its directors and officers (in respect of their duties in relation to the Business) has performed all obligations required to be performed by it or him with respect to the Business, Employees and Assets and is not in breach of any law, regulation, order, decree, judgment, contract, agreement, licence, obligation or restriction of any nature binding on it or him or which affects the Assets or Employees or the operation of the Business in any jurisdiction.

15.	ANTI-CORRUPTION

15.1	The Seller has not in relation to the Business at any time engaged in any activity, practice or conduct which at the relevant time amounted to an offence under the Bribery Act 2010 or which constituted or constitutes an offence under any other bribery or anti-corruption law in any jurisdiction.

15.2	No employee, agent, subsidiary or other person who performs or has performed services for or on behalf of the Seller in relation to the Business has at any time bribed another person (within the meaning of section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of the Business. The Seller has in place adequate procedures full details of which are set out in the Disclosure Letter or contained in the Disclosure Bundle designed to prevent those persons from undertaking bribery as described.

15.3	None of the Seller or any employee, agent, subsidiary or so far as the Seller is aware other person who performs or has performed services for or on behalf of the Seller in relation to the Business is or has been the subject of any investigation, enquiry or enforcement proceedings in relation to any offence relating to corruption or bribery. No investigation, enquiry or proceeding mentioned above has been threatened and there are no circumstances (including the sale of the Business and the Assets or any other matter contemplated under this agreement) which mean any of those investigations, enquiries or proceedings are likely to arise.

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16.	COMPETITION

16.1	In this paragraph 16, unless the context otherwise requires Competition Law means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

16.2	The Seller in relation to the Business is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Seller conducts the Business and no director of the Seller or any person for whose acts or defaults the Seller may be vicariously liable in relation to the Business is engaged in any activity which would be an offence or infringement under that Competition Law.

16.3	The Seller in relation to the Business is not subject to any investigation, inquiry or proceeding by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Seller conducts the Business. No investigation, inquiry or proceeding mentioned above has been threatened or are pending and there are no circumstances (including the sale of the Business and the Assets or any other matter contemplated under this agreement) likely to give rise to any of those investigations, inquiries or proceedings.

17.	DATA PROTECTION

17.1	In this Schedule, the terms data controller, processing and personal data will have the meanings given in the DPA.

17.2	The Seller in relation to the Business has notified registerable particulars under the DPA of all personal data held or processed by Seller in relation to the Business and:

17.2.1	has renewed those notifications and has notified any changes occurring in between those notifications as required by the DPA;

17.2.2	has paid all fees payable in respect of those notifications;

17.2.3	the contents of those notifications are complete and accurate;

17.2.4	copies of those notifications are contained in the Disclosure Bundle; and

17.2.5	there has been no unauthorised disclosure of personal data outside the terms of those notifications.

17.3	No personal data has been transferred outside the European Economic Area.

17.4	The Seller in relation to the Business has:

17.4.1	complied in all respects with the Data Protection Act 1984 whilst it was in force and the DPA;

17.4.2	satisfied any requests for access to personal data;

17.4.3	established the procedures necessary to ensure continued compliance with the DPA; and

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17.4.4	complied with the requirements of the seventh principle of the DPA in respect of any processing of data carried out by a data processor on behalf of the Seller, including by entering into a written contract with the data processor confirming that the data processor will only act on the instructions of the Seller.

17.5	The Seller in relation to the Business has not received any:

17.5.1	notice or complaint under the DPA alleging non-compliance with the DPA (including, without limitation, any information or enforcement notice, monetary penalty notice or any transfer prohibition notice); or

17.5.2	claim for compensation for loss or unauthorised disclosure of data; or

17.5.3	notification of an application for rectification or erasure of personal data,

and the Seller is not aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

17.6	The performance of the terms of this agreement will comply in all respects with the DPA.

17.7	The Seller in relation to the Business has complied with its obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes and the use of cookies.

18.	EMPLOYEES AND CONSULTANTS

18.1	The Employees are all employed by the Seller and work wholly or mainly in the Business.

18.2	No person is employed or engaged in the Business (whether temporarily or permanently and whether under a contract of service or contract for services) other than the Employees.

18.3	The Seller has provided the Buyer with the information required under regulation 11 of TUPE in relation to each of the Employees and shall notify the Buyer of any changes in that information before the Completion Date.

18.4	In respect of each of the Employees, the Seller has fully complied with its obligations under regulation 13 of TUPE and section 188 of TULRCA to inform and consult with trade union or other employee representatives on any matter concerning or arising from this agreement or affecting the Employees (save insofar as any failure by the Buyer to comply with its obligations under Regulation 13(4) of the TUPE Regulations results in the Seller being unable to comply with its obligations under Regulation 13 of the TUPE Regulations).

18.5	No Employee has objected or indicated an objection to the transfer of the Business to the Buyer.

18.6	The Disclosure Bundle contains a list of Employees which fully and accurately sets out in tabular form anonymised details of the Employees together with full particulars of their terms and conditions of employment, including the following:

18.6.1	the entity employing or engaging them (if this is not the Seller);

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18.6.2	job description or job title (providing such title is sufficiently self-explanatory as to the type of work undertaken by the worker);

18.6.3	gender;

18.6.4	date of birth;

18.6.5	those particulars of employment that an employer is obliged to give to an employee pursuant to section 1 of the Employment Rights Act 1996, including the date on which continuous employment began, present remuneration (or, if the remuneration is variable, the method of calculating the remuneration and the average remuneration over the last 12 weeks) and the intervals at which remuneration is paid, hours of work, place of work, notice period for termination of employment or expiry date of fixed term contract (and if fixed term, details of any previous renewals), holiday entitlement and holiday pay and sick pay;

18.6.6	bonus, commission, incentive arrangements and all other benefits (whether contractual or discretionary);

18.6.7	type of contract (whether full or part-time or other);

18.6.8	retirement age, if any; and

18.6.9	pensions and pension schemes.

18.7	The Disclosure Letter includes anonymised details of all persons who are not employees and who are providing services to the Business and the particulars of the terms on which the individual provides services, including:

18.7.1	the company which engages them, if any (if it is not the Seller);

18.7.2	the remuneration of each individual and any benefits to which they are entitled;

18.7.3	the type of services provided by the individual;

18.7.4	the number of hours each week committed to the Business; and

18.7.5	the length of notice required to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals.

18.8	The Disclosure Bundle contains:

18.8.1	anonymised copies of all contracts which apply to the Employees and any other person engaged by the Seller in the Business;

18.8.2	handbooks and any other policies, procedures or rules (including, but not limited to, disciplinary and grievance procedures) and a summary of any unwritten policies or procedures, whether or not contractual, which apply to any Employee or any other person engaged by the Seller in the Business; and

18.8.3	copies of all agreements or arrangements with any trade union, employee representatives or body of employees or their representatives (whether binding or not) and details of any unwritten agreements or arrangements which may affect the Employees.

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18.9	The Disclosure Letter includes anonymised details of all Employees who are on secondment, maternity, paternity, adoption, parental or other leave or who are absent due to ill health or for any other reason.

18.10	There are no home-working, part-time, job share, flexitime or flexible working arrangements or early retirement schemes applicable to any of the Employees.

18.11	No offer of employment or engagement has been made by the Seller in relation to the Business that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

18.12	No former employee or worker is currently subject to post termination restrictions for the protection of the Business (save in relation to confidentiality).

18.13	There are no benefits provided by the Seller to any Employee or any other person engaged by the Seller in the Business which could not be transferred to or (without significant additional cost) replicated by the Buyer.

18.14	There is no existing or proposed bonus, commission, profit-sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which any Employee is or would be entitled to participate in the profits of the Business or any other business of the Seller or any other member of the Seller's group or acquire shares in the Seller or any other member of the Seller's group.

18.15	There are no employee benefit trusts, family benefit trusts or similar arrangements under which any Employee or any former officer, employee or worker or any of their nominees or Associates may benefit in any form.

18.16	There is no existing or proposed scheme (whether contractual or not) or any custom or practice to provide payments or benefits on redundancy (in addition to statutory redundancy pay) or other termination or on a change of control.

18.17	There is no existing or proposed scheme (whether contractual or not) or any custom or practice to provide payments or benefits in excess of the statutory minimum in relation to maternity, paternity or adoption leave.

18.18	There are no loans made to Employees or any other person engaged by the Seller in the Business or guarantees provided by the Seller for the benefit of an Employee or any other person engaged by the Seller in the Business.

18.19	No variation has been made in the last 12 months to any of the terms of employment of any Employee or to any of the terms of engagement of any other person engaged by the Seller in the Business and nor has any future variation been offered, promised, or agreed.

18.20	There are no current negotiations for an increase in the remuneration or benefits of any Employee or any other person engaged by the Seller in the Business.

18.21	No Employee or any other person engaged by the Seller in the Business has received or has given notice, or is likely to receive or has indicated to the Seller that they intend to give notice, to terminate their employment or engagement (whether as a result of the parties entering into this agreement or otherwise).

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18.22	All contracts of employment with any Employee (and all contracts for services with any individual or company providing the services of an individual or individuals) are terminable at any time on not more than three months' notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or for unfair dismissal) or any liability on the part of the Seller other than wages or commission.

18.23	No Employee or any other person engaged by the Seller in the Business has been off sick for a period of 21 days or more in any six-month period within the last three years (whether or not consecutive) or is receiving or is due to receive payment under any sickness, disability or permanent health insurance scheme and there is no pending, threatened or likely claim for that such payment and any and all such claims are covered by insurance.

18.24	No Employee has any accrued but untaken or unsatisfied annual leave from previous holiday years whether due to sickness, other absence or otherwise.

18.25	There are no existing or likely disputes, claims or legal proceedings (whether arising under contract, common law, statute or in equity or otherwise) in which the Seller is engaged or involved or has been notified of in relation to any of the Employees or any workers, former employees, former workers or trade unions, staff associations, staff councils, works councils or other organisations formed for a similar purpose.

18.26	No disciplinary action (including dismissal, warnings, suspension, demotion and performance management or monitoring) has been taken by the Seller against any of the Employees within the previous two years.

18.27	No grievance has been raised by any Employee within the previous two years.

18.28	There are no amounts outstanding or promised to any Employees or any workers, consultants or contractors (other than reimbursement of expenses, commission and wages for the current salary period and holiday pay for the current holiday year) or any liability incurred by the Seller which remains un-discharged for breach of any employment (or other) contract, redundancy payment (statutory or otherwise, including protective awards), compensation under any employment legislation or regulations or for wrongful dismissal, unfair dismissal, equal pay, discrimination or otherwise or for failure to comply with any order for the re-instatement or re-engagement of any Employee or former employee.

18.29	The Seller has not incurred any liability for any failure to provide information or to consult with Employees or any representatives of Employees, staff associations, staff councils, works councils or any trade union.

18.30	The Seller has not made or agreed to make a payment or provided or agreed to provide a benefit to any Employee or any former director, officer, employee or worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of employment contract.

18.31	No questionnaire has been served on the Seller in relation to the Business under any discrimination legislation.

18.32	There are no existingor threatened inquiries or investigations affecting the Seller or the Business or affecting any Employee or any other person engaged by the Seller in the Business by the Equality and Human Rights Commission

18.33	The Seller has, in relation to each of the Employees, complied with all its obligations and duties whether arising under contract, statute, statutory instrument, code of practice, collective agreement, at common law or in equity or under any European treaty or law, whether legally binding or not. In particular and without limitation, all contracts between the Seller and the Employees comply with any relevant requirements of section 188 of the Companies Act or section 319 of the Companies Act 1985.

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18.34	Save as disclosed there is no agreement or arrangement (including, but not limited to any collective agreements) in existence between the Seller and any trade union or any other body representing any Employees and the Seller does not recognise any trade union or any other body representing any Employees.

18.35	The Seller in relation to the Business has not received a request for recognition pursuant to the TULRCA or to negotiate an agreement pursuant to the Information and Consultation of Employees Regulations 2004 and the Seller is not aware of any facts or circumstances that might give rise to any of those requests.

18.36	The Seller in relation to the Business has not been the subject of any strike action or industrial action short of strike or other industrial dispute in the last five years.

18.37	In the period of one year preceding the date of this agreement, the Seller in relation to the Business has not given notice of any redundancies to the relevant Secretary of State or started consultations under Part IV of the TULRCA.

18.38	No subject access requests made to the Seller pursuant to the DPA by Employees or any other person engaged by the Seller in the Business are outstanding and the Seller has complied with the provisions of the DPA in respect of all personal data and sensitive personal data held or processed by it in relation to the Employees and any other person engaged by the Seller in the Business.

18.39	The Seller has maintained up-to-date, accurate and suitable records regarding the employment of each of the Employees (including, without limitation, details of terms of employment, remuneration, payments of statutory or other sick pay and statutory maternity, paternity and adoption pay, income tax, national insurance and social security contributions and any other levies due on account of employment of each of the Employees, working time, disciplinary, grievance and health and safety matters) and termination of employment.

18.40	The Seller has at all relevant times complied with all its obligations under statute and otherwise concerning the health and safety at work of the Employees or any other person engaged by the Seller in the Business and there are no claims capable of arising or pending or threatened by any Employee or any other person engaged by the Seller in the Business in respect of any accident or injury which are not fully covered by insurance and there are no enforcement proceedings or investigations notified or threatened by the Health and Safety Executive.

18.41	The Seller in relation to the Business has not been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006).

18.42	No right to an early retirement pension on redundancy or other dismissal existing before any relevant transfer to the Seller under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 affects any Employee or any person previously employed by the Seller in relation to the Business.

18.43	The Seller has in relation to each of the Employees discharged fully its obligations to pay the minimum wage under the National Minimum Wage Regulations 1999.

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18.44	All Employees subject to immigration control are employed in accordance with the Immigration, Asylum and Nationality Act 2006 and where relevant the Asylum and Immigration Act 1996 and any amendments thereto; as well as the prevailing UK Immigration Rules and Policies.

18.45	There are no agreements or arrangements with third parties (including any member of the Seller's group) for the provision of staff to the Seller in relation to the Business.

18.46	No request for information has been served on the Seller in relation to the Business under the Agency Workers Regulations 2010.

18.47	None of the products or services supplied by the Seller in relation to the Business is produced or provided by outworkers.

19.	PENSIONS

19.1	There are no pension or retirement benefit schemes operated by the Company.

20.	PROPERTY

20.1	The Property comprises the only land and buildings owned, occupied, or used by the Seller in connection with the Business.

20.2	The Seller has the authority and capacity to enter into the Licence to Occupy and the Licence to Occupy shall, when executed, be binding on the Seller.

21.	HEALTH AND SAFETY

21.1	In this paragraph 21, unless the context otherwise requires:

Health & Safety Laws means all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, codes of practice and guidance notes that are legally binding and in force as at the date of this agreement to the extent that they concern or apply to the health and safety of any person;

Health & Safety Matters means all matters relating to the health and safety of any person, including any accidents, injuries, illnesses and diseases; and

Health & Safety Permits means any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any Health & Safety Laws for the operation of the Business or concerning the Property.

21.2	The Seller has obtained and complied at all times with all Health & Safety Permits. All Health & Safety Permits are in full force and effect and are freely transferable to the Buyer and there are no facts or circumstances (including the sale of the Business and the Assets or any other matter contemplated under this agreement) that may lead to the revocation, cancellation, suspension, variation or non-renewal of or the inability to transfer any Health & Safety Permits to the Buyer. The Seller knows of no reason (including the sale of the Business and the Assets or any other matter contemplated under this agreement) why the benefit of them should not continue to be enjoyed by the Buyer or other owner for the time being of the Business and the Assets or any part of them after Completion.

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21.3	The Business has at all times been operated in compliance with all Health & Safety Laws and there are no facts or circumstances that may lead to any breach of or liability under any Health & Safety Laws or any claim or liability in respect of Health & Safety Matters.

21.4	All information provided by or on behalf of the Seller to any relevant enforcement authority, and all records, assessments, policies and data required to be possessed and maintained by the Seller regarding the operation of the Business and the Property under the provisions of any Health & Safety Laws, are complete, accurate and not misleading.

21.5	There are, and have been, no claims, investigations, prosecutions or other proceedings against or threatened against the Seller or any of its directors, officers or employees concerning accidents, injuries, illness, disease or any other harm to the health and safety of employees, contractors or any other persons caused by the operation of the Business or occupation of any part of the Property or actual or alleged breaches of Health & Safety Laws or Health & Safety Permits or otherwise and there are no facts or circumstances that may lead to any of those claims, investigations, prosecutions or other proceedings.

21.6	The Seller has not received any notice, communication or information from any enforcement authority, including in the UK the Health and Safety Executive or the relevant local authority (and their equivalent in any other jurisdiction), any employees, any members of the public or any other individual or entity concerning any breach of, or liability under, Health & Safety Laws or Health & Safety Matters in respect of the Business or the Property.

22.	TAXATION

22.1	None of the Assets or the Business are liable to restraint, sale, mortgage, confiscation or forfeiture (whether by virtue of non-payment or under payment of Tax or duty or by virtue of non-compliance with any legislation or regulation relating to any Tax or duty or otherwise howsoever).

22.2	No Tax Authority is conducting any audit or investigation concerning the Business or any Assets and the Seller has not received notice that any such audit or investigation is pending or threatened. No dispute or enquiry exists between the Seller and any Tax Authority whether in the UK or elsewhere and, so far as the Seller is aware, none is contemplated at the date of this agreement.

22.3	The Seller has complied in all material respects with all statutory provisions, rules, regulations, orders and directions in relation to the Business concerning VAT, PAYE and National Insurance including the making on time of accurate returns and payments and the proper maintenance and preservation of records, and the Seller has not been given any penalty, notice or warning regarding them.

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Schedule 3- Seller's limitations

1.	In this Schedule, Claim means a claim for breach of any Warranty and Warranty Claim means a claim for breach of any Warranty (other than the Tax Warranties).

2.	No liability will attach to the Seller in respect of any Claim unless each single Claim exceeds £1,000 and the aggregate amount of the liability of the Seller in respect of all Claims exceeds £30,000, in which event the Seller will be liable for the whole of that liability and not merely the excess.

3.	The aggregate liability of the Seller in respect of all Claims (excluding any interest, costs, and/or expenses relating to any of those claims) will not exceed the sum of £375,000. In the event of a Claim being paid by the Seller and then repaid (in whole or in part) under the provisions of paragraph 5 of this Schedule then, to the extent repaid, the Claim will not constitute a Claim for the purpose of this paragraph 3 with effect from the date of repayment to the Seller.

4.	A claim will be wholly barred and unenforceable and the Sellers will not be liable in respect of any Claim unless written notice of that Claim specifying (in reasonable detail) the matter giving rise to the Claim, the nature of the Claim and, if known, an estimate of the amount claimed (on a without prejudice basis) in respect of it is given to the Seller within:

4.1	seven years from the date of Completion in the case of any Claim relating to Tax or a claim under the Tax Warranties and the Seller may not plead the Limitation Act 1980 in respect of that claim; or

4.2	one year from the date of Completion in the case of any Warranty Claim.

5.	If the Seller pays to the Buyer an amount in respect of a Claim and the Buyer subsequently recovers from a third party (other than any Tax Authority) a sum which is referable to that Claim, the Buyer must promptly repay to the Seller an amount as is equal to the lesser of the amount recovered from the third party and the amount the Seller paid to the Buyer minus all costs and expenses incurred by the Buyer in recovering that amount from the third party and minus any Tax payable by the Buyer on the amount recovered.

6.	The Seller will, and will procure that all members of the Seller's group and all of the agents and advisers, if any, of the Seller and all other members of the Seller's group will, keep confidential all information which it receives about the Buyer or its affairs or business as a result of this paragraph 6.

7.	Nothing contained in the Disclosure Letter will limit the liability of the Seller in respect of, and none of the limitations contained in this Schedule 3 will apply to, any breach of any of the Warranties contained in paragraphs 1, or 2 of Schedule 2.

8.

8.1	Any Claim notified in accordance with paragraph 4 shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn six months after the date on which notice of the relevant Claim was given unless, prior to that date, legal proceedings in respect of the Claim have been issued and duly served on the Seller.

8.2	The Seller will not be liable in respect of any Claim if and to the extent that the matter giving rise to the Claim is Disclosed in the Disclosure Letter.

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8.3	The Seller shall have no liability in respect of a Claim if and to the extent that such Claim is based on a contingent liability unless and until such Liability becomes an actual Liability.

8.4	The Seller shall have no liability in respect of any Claim if and to the extent that proper allowance, adjustment, provision or reserve was made in the Completion Accounts in respect of the matter or circumstances giving rise to the Claim.

8.5	If any sum is paid by or on behalf of the Seller in satisfaction of a Claim, and the Buyer has or subsequently acquires a right to make recovery or claim indemnity from any third party (including under any policy of insurance) in respect of any matter giving rise to that Claim, the Buyer must promptly notify the Seller of the right. The Buyer will, at the Seller’s cost and subject to the Seller indemnifying and securing the Buyer to its reasonable satisfaction:

8.5.1	take all reasonable steps to enforce against any relevant third party the rights of the Buyer in respect of the matter giving rise to that Claim, keeping the Seller fully informed of any action taken;

8.5.2	not compromise or settle any Claim without the Seller’s consent, which must not to be unreasonably withheld or delayed.

8.6	If any sum is paid by or on behalf of the Seller in satisfaction of a Claim, and the Buyer subsequently receives any benefit or makes any saving which is referable to the matter giving rise to that Claim and which is capable of being quantified in monetary terms to the satisfaction of the Buyer, including but not limited to a reduction in Tax, then within 20 Business Days of making that receipt or saving, the Buyer will pay the Amount Recovered to the Seller.

8.7	For the purposes of this paragraph 7, the Amount Recovered will be equal to so much of the benefit or saving made or received as does not exceed the amount of the payment by or on behalf of the Seller in satisfaction of the relevant Claim, together with so much of any interest or repayment supplement paid to the Buyer in respect of the benefit or saving as corresponds to the proportion of the benefit or saving accounted for under this paragraph, less any Tax payable by the Buyer on that benefit, saving or interest and less all reasonable costs and expenses of the Buyer in recovering that receipt or saving.

9.

9.1	The liability of the Seller in respect of the same Claim shall be reduced by the Amount Recovered, or extinguished if the Amount Recovered exceeds the amount of the relevant Claim.

9.2	On the Buyer becoming aware of any claim, action or demand against it which will or might give rise to a Claim, the Buyer will:

9.2.1	notify the Seller in writing of that claim, action or demand specifying in as much detail as is possible the nature and amount of it as soon as reasonably practicable provided that the Buyer will not incur any liability for its failure to do so;

9.2.2	have the conduct of the matter which is the subject of the Claim;

9.2.3	not admit liability in respect of or settle or compromise that claim, action or demand without the prior written consent of the Seller, which must not be unreasonably withheld or delayed;

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9.2.4	take all reasonable steps, at the Sellers' cost, to mitigate or remedy the matters complained of or to dispute, defend, appeal, settle or compromise that claim, action or demand and any adjudication in respect of it, or to enforce the rights of the Buyer in respect of that claim, action or demand against any relevant third party, as the Seller may from time to time reasonably and properly request, keeping the Seller fully informed of any action taken (subject to the Buyer being fully indemnified and secured to the satisfaction of the Buyer against all losses, costs, damages and expenses, including those of its legal advisers incurred in connection with the claim).

9.3	References to any claim, action or demand against the Buyer include the assertion of any right to it, including a right of termination.

9.4	The Seller shall not be liable in respect of any Claim to the extent that the liability pursuant to such Claim arises or is increased as a result of any change in legislation which comes into force after the date of this agreement and which takes effect retrospectively.

9.5	The Seller shall not be liable in respect of any Claim to the extent that the liability pursuant to such Claim comprises penalties, charges or interest arising directly or indirectly from any act, omission, transaction or arrangement of the Buyer after Completion.

9.6	The Seller shall not be liable in respect of any Claim to the extent that the matter or circumstance giving rise to such Claim arises, occurs or is otherwise attributable to, or the Seller’s liability pursuant to such Claim is increased as a result of:

9.6.1	any voluntary act, omission, transaction or arrangement of the Buyer (or its directors, employees or agents) after Completion; or

9.6.2	to any voluntary act, omission, transaction or arrangement carried out at the request, or with the consent of the Buyer before Completion; or

9.6.3	any change after Completion in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any the Assets or Assumed Liabilities.

9.7	Neither the Buyer nor any member of the Buyer's group shall be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of any shortfall, damage, deficiency, breach or other event or circumstances which gives rise to more than one Claim.

9.8	The Buyer shall (and shall procure that each member of the Buyer’s group shall) take all reasonable steps to avoid or mitigate any loss or liability which may give rise to a Claim.

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Schedule 4 - Completion

Part A - Completion obligations of the Seller

1.	The Seller will deliver, or procure the delivery, to the Buyer or (if so requested by the Buyer) make available to the Buyer:

1.1	physical possession of all of the Assets which are capable of being transferred by delivery (with the intent that title in those Assets will pass to the Buyer by and on that delivery);

1.2	assignments or novation agreements of those Contracts which the Buyer requests in the Agreed Form duly executed by the Seller (together with any relevant consents, licences and approvals necessary or required to assign or novate the benefit of the relevant Contract to the Buyer);

1.3	an assignment of the Book Debts in the Agreed Form duly executed by the Seller;

1.4	the Transitional Services Agreement in the Agreed Form duly executed by the Seller and AB;

1.5	a certified copy of any power of attorney under which any document delivered on Completion has been executed on behalf of AB and/or the Seller;

1.6	a certified copy of the board minutes of the Seller approving the sale of the Business and the Assets on the terms of this agreement and authorising the execution of this agreement and any other Agreed Form documents to which the Seller is a party;

1.7	a certified copy of the board minutes of the AB approving the terms of this agreement and authorising the execution of this agreement and any other Agreed Form documents to which the AB is a party;

1.8	the originals of those of the Contracts which are, or are evidenced, in writing together with a written summary of the terms of those of the Contracts which are not, or are not evidenced, in writing;

1.9	full details of, and all relevant documents, records and papers relating to, the Book Debts;

1.10	the Records duly completed and written up to the Completion Date;

1.11	all National Insurance and PAYE records relating to the Employees duly completed and written up to the Completion Date and showing that payments are up to date and all records required to be kept under the Working Time Regulations 1998; and

1.12	all other consents and documents as are required by the Buyer or the Buyer's Solicitors to complete the sale and purchase of the Business and the Assets and to vest in the Buyer the full benefit of the Business and the Assets.

2.	If any of the Assets are owned, held or used by another member of the Seller's group or if any member of the Seller's group will be required to be a party to any documents to be entered into under this Part A in order for those documents to be effective and/or to complete the sale and purchase of the Business and the Assets and/or to vest in the Buyer the full benefit of the Business and the Assets, the Seller will procure that the relevant member of the Seller's group will enter into those documents.

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Part B- Documents to be delivered by the Buyer

1.	The assignment or novation agreements of those Contracts referred to in paragraph 1.2 of Part A of this Schedule duly executed (where relevant) by the Buyer.

2.	The assignment of the Book Debts referred to in paragraph 1.3 of Part A of this Schedule duly executed (where relevant) by the Buyer.

3.	The Transitional Services Agreement in the Agreed Form duly executed by the Buyer.

4.	A certified copy of the board minutes of the Buyer approving the purchase of the Business and the Assets on the terms of this agreement and authorising the execution of this agreement and any other Agreed Form documents to which the Buyer is a party.

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Schedule 5 – MATERIAL Contracts

The Seller contracts with the following entities:

1.	Grosvenor Estate Management Limited;

2.	IPC Media Group Limited;

3.	ASOS;

4.	Berkeley Group St George Plc;

5.	British Film Institute;

6.	Central School of Speech and Drama;

7.	Euromoney Publications Plc;

8.	Thomson Reuters Limited;

9.	KBC Financial Products Limited;

10.	BNP Paribas;

11.	Fitch Group;

12.	Aegis Media Limited;

13.	University College London (UCL);

14.	Lloyds TSB;

15.	Wells Fargo Bank N.A.

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Schedule 6 - Supply Contracts

MWB Office

MWB Server Room

Big Yellow

Data Shred

Ricoh

Pitney Bowes

GE Capital

Investec Asset Finance

Jelf

Qubic

Safe Tempest

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Schedule 7 - CREDITORS

Creditor	Amount (£)
ITYJOBS CITY JOBS	-2,010.00
COOPER	-5,280.00
DATAS	-114.04
EFINAN	-2,250.00
GAAPWEB Financial Jobs Online	-5,616.00
MWB	-31,352.40
QUBIC	-1,740.03
RECORD	-36.96
REEDON	-450.00
RICOH	-5,453.68
TOTAL	-54,753.10

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Schedule 8 - Completion Accounts

part a - Basis of preparation of the Completion Accounts

1.	The Completion Accounts must be prepared:

1.1	in accordance with the specific instructions set out in paragraph 2;

1.2	subject to paragraph 1.1, using the same accounting principles, policies, practices, methods, categorisations and estimation techniques including in relation to the exercise of accounting discretion and judgement as were adopted in the preparation of the Accounts, but, only in so far as in doing so the Completion Accounts would comply with GAAP mandatory for adoption at Completion; and

1.3	subject to paragraph 1.2, in accordance with GAAP mandatory for adoption at Completion.

2.	The specific instructions referred to in paragraph 1.1 are:

2.1	no value will be attributed to intangible assets (including, but not limited to, goodwill, tax losses and deferred tax debit balances);

2.2	no asset or liability will be included more than once;

2.3	all assets and all liabilities will be valued on a historical cost basis with full provision for accruals (including, but not limited to, interest payable and accrued, accrued utility charges, unpaid rates and costs associated or arising from obtaining vacant possession) and pre-payments and rent received in advance will be apportioned on a daily basis all in accordance with generally accepted accounting principles so far as those principles relate to the Seller;

2.4	account must be taken of all events occurring and information becoming available up until the date on which the draft Completion Accounts are submitted to the Buyer by the Seller to the extent that they provide additional information about the conditions which existed at Completion. No account will be taken of events occurring and information becoming available after that date;

2.5	any amount owed by the Seller to AB or any member of the Seller's or AB's group shall not be included as a liability of the Seller;

2.6	the value of any fixed assets of the Seller shall not be included as an asset of the Seller;

2.7	full provision will be made in respect of the cost of making good dilapidations or wants of repair on or to the Property;

2.8	all Tax accrued or owing in respect of all periods up to Completion in respect of all taxable income, profits and gains of the Company will be provided for as a liability.

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PART B- Format of the Completion Accounts

	Draft Dec Bal Sheet	Not Included	Tangible Net Assets
Fixed Assets	4,307	(4,307)	0

Current Assets
Bank and Cash	169,241		169,241
Net Accounts Rec	445,900		445,900
Prepayments	117,476		117,476
Total Current Assets	732,617		732,617

Current Liabilities
Creditors	(46,512)		(46,512)
Accruals	(39,336)		(39,336)
Other Creditors	(46,089)		(46,089)
VAT	(33,106)		(33,106)
PAYE/NI	(26,299)		(26,299)
Payroll	(13,537)		(13,537)
Intercompany	(1,706,450)	1,706,450	0
Total Current Liabilities	(1,911,329)	1,706,450	(204,879)

Total Net Assets	(1,174,405)	1,702,143	527,738

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Schedule 9 - Conduct before Completion

1.	The Seller will (except with the prior written consent of the Buyer):

1.1	operate the Business in the ordinary and usual course and so as to maintain it as a going concern and not discontinue or cease to operate all or any part of the Business;

1.2	keep proper accounting records in which accurate entries are made of all dealings and transactions which should be recorded in them;

1.3	maintain and comply with the policies for revenue recognition in respect of trade debtors of the Business and the policies for the payment of creditors of the Business and the collection of trade debtors of the Business which have been applied during the financial period ended on the Accounts Date and ensure, in particular, that there is no unusual postponement of the payment of trade creditors of the Business or unusual acceleration of the collection of trade debtors of the Business in each case having regard to the policies applied for such payment and collection prevailing in the financial period ended on the Accounts Date;

1.4	procure that the Employees and any other officers or employees of the Seller who have regular dealings with the Seller's major clients will not do any act or thing or omit to do any act or thing with the intention of materially and adversely affecting the relationship of the Business with such clients; and

1.5	introduce the Buyer, its officers, employees, agents and representatives to the major clients and major suppliers of the Business and the Seller will procure that the Employees and any other officers or employees of the Seller who have regular dealings with such clients and suppliers will give all reasonable co-operation to the Buyer in relation to those introductions.

2.	The Seller will not (except with the prior written consent of the Buyer, not to be unreasonably withheld or delayed):

2.1	acquire or dispose of any asset or stock (other than in the normal course of trading);

2.2	(other than in the normal course of trading) create any security over or encumber or agree to encumber the Business, any Assets (including any assets acquired by it after the date of this agreement) or redeem any existing security or give any guarantees or indemnities;

2.3	alter the terms of any existing borrowing facilities or arrange additional borrowing facilities outside the ordinary course of the Business;

2.4	begin or compromise or settle any litigation or arbitration proceedings;

2.5	acquire any shares in any other company, become a member of a LLP or participate in any partnership or joint venture;

2.6	permit any of its insurance policies to lapse or do or omit to do anything to make any policy of insurance void or voidable or cease to be effective or knowingly do anything (apart from making claims under the policies) which may adversely affect the renewal of any policy of insurance on the insurers standard (or, if different, the existing) terms;

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2.7	enter into any unusual or abnormal contract, agreement, arrangement or commitment which is material to the Business or which may be likely to result in any material change in the operations or activities of the Business;

2.8	modify or agree to terminate any of the Contracts or enter into any new Contract involving expenditure or liabilities in excess of £5,000 in aggregate value;

2.9	enter into any leasing, lease purchase, hire, hire purchase, conditional sale, rental or other agreement or arrangement for payment on deferred terms;

2.10	enter into contract, agreement or arrangement on terms which do not permit assignment to the Buyer;

2.11	enter into any contract, agreement, arrangement or transaction with or for the benefit of the Seller or any other member of the Seller's group or any Associates of the Seller or any other member of the Seller's group;

2.12	employ, or offer employment to, any person;

2.13	dismiss any Employee (including any person who becomes an employee after the date of this agreement) or ask or require any Employee (including any person who becomes an employee after the date of this agreement) to work on terms which may result in his being entitled to claim that he has been constructively dismissed or make any alterations to the terms of employment (including benefits) of any Employee (including any person who becomes an employee after the date of this agreement);

2.14	induce (directly or indirectly), or attempt to induce, any Employee to terminate their employment:

2.15	provide any non-contractual benefit to any Employee (including any person who becomes an employee after the date of this agreement) or their dependents or to any consultant or their dependants or enter into any (or modify any subsisting) agreement with any trade union or any agreement that relates to any works council;

2.16	enter into, or offer, any form of consultancy to any person;

2.17	terminate the engagement of or alter the terms of engagement of any consultant or take any action which may result in that termination or alteration;

2.18	grant, modify, agree to terminate or permit to lapse any of the Business Intellectual Property Rights or enter into any agreement relating to any of those rights;

2.19	vary the terms on which it holds the Property;

2.20	make any material change to the accounting principles, policies, practices, methods, categorisations and estimation techniques including in relation to the exercise of accounting discretion and judgement by reference to which the accounts of the Business are drawn up;

2.21	commit or omit to do any act or thing in contravention of any applicable law and which would have a material adverse effect on the Business;

2.22	do, or allow to be done, any act or thing which may adversely affect the Goodwill or the relationship of the Business with its customers or suppliers;

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2.23	make or allow any material change to the terms and conditions on which the Business does business with major clients;

2.24	do any act or thing or omit to do any act or thing with the intention of, or which is reasonably likely to result in, materially and adversely affecting the relationship of the Business with major clients;

2.25	take any action which (save in the ordinary course of trading) could have an adverse effect on the financial or trading position or prospects of the Business; and

2.26	agree, or enter into any form of agreement or commitment, to do any of the matters dealt with or mentioned in this paragraph 2.

3.	The Buyer and any person authorised by it will be given access to all the books and records of the Business.

4.	The Seller will, and will procure that any other member of the Seller's group, the officers and employees of any other member of the Seller's group, the Employees and any other officers and employees of the Seller will, give promptly all of the information and explanations about the business, assets, liabilities, affairs and records of, or relating to, the Business and/or the Assets as the Buyer or any person authorised by it may reasonably request.

5.	The Seller will, and will procure that any other member of the Seller's group, the officers and employees of any other member of the Seller's group, the Employees and any other officers and employees of the Seller will, give all reasonable co-operation to the Buyer so as to ensure a smooth, orderly and efficient continuation of management of the Business after Completion and, if required by the Buyer, to prepare for the introduction of the normal working practices and procedures of the Buyer in readiness for Completion.

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The parties have entered into this document on the date stated at the beginning of it and it has been executed by the Buyer and executed and delivered by the Seller and the AB as a deed on the date stated at the beginning of it.

EXECUTED as a deed by POOLIA UK LIMITED acting by a director, in the presence of:	Signature Director
Print name

Witness signature

Name (in BLOCK CAPITALS)

Address

SIGNED on behalf of STAFFING 360 SOLUTIONS (UK) LIMITED	Signature Director
Print name

EXECUTED as a deed by POOLIA AB, a company incorporated in Sweden, acting by Dag Sundström, being a person who, in accordance with the laws of that territory, has been authorized to sign this deed	Signature Authorised Signatory
Print name

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